UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

CAPITAL ART, INC.

(Exact name of registrant as specified in its charter)

Delaware		27-0746744
(State or other jurisdiction of incorporation or organization)		(IRS Employer Identification No.)

6445 South Tenaya Way, B-130 Las Vegas, Nevada	89113	702-722-6113
(Address of principal executive office)	(Zip Code)	(Registrant’s telephone number, Including area code)

Copies to:

Marcelle Balcombe, Esq.

61 Broadway, 32nd Floor

New York, New York 10006

(212) 930-9700

Securities registered pursuant to Section 12(b) of the Act: None.

Securities registered pursuant to Section 12(g) of the Act:  Common Stock.

Title of each class	Name of each exchange on which registered
Common Stock, $0.0001 par value	N/A

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

2

Forward Looking Statements

The statements contained in this document that are not purely historical are “forward-looking statements.” Although we believe that the expectations reflected in such forward-looking statements, including those regarding future operations, are reasonable, we can give no assurance that such expectations will prove to be correct. Forward-looking statements are not guarantees of future performance and they involve various risks and uncertainties. Forward-looking statements contained in this document include statements regarding our proposed products, market opportunities and acceptance, expectations for revenues, cash flows and financial performance, and intentions for the future. Such forward-looking statements are included under Item 1. “Business” and Item 2. “Financial Information - Management’s Discussion and Analysis of Financial Condition and Results of Operation.” All forward-looking statements included in this document are made as of the date hereof, based on information available to us as of such date, and we assume no obligation to update any forward-looking statement. It is important to note that such statements may not prove to be accurate and that our actual results and future events could differ materially from those anticipated in such statements. Among the factors that could cause actual results to differ materially from our expectations are those described under Item 1. “Business,” Item 1A. “Risk Factors” and Item 2. “Financial Information - Management’s Discussion and Analysis of Financial Condition and Results of Operations.” All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this section and other factors included elsewhere in this document. You should assume that the information contained in this document is accurate as of the date of this Form 10 only.

Item 1.              Business.

Company Overview

Capital Art, Inc. (the “Company,” “we,” “us,” “our” or “Capital Art”) was incorporated on September 20, 2004, in the State of Delaware under the name “Blog8.” Since incorporation, the Company changed its name to Securiteyes on December 2, 2004, to Medify Solutions Limited on February 11, 2005, to Petel Incorporated on April 30, 2007, to Gleeworks, Inc. on December 7, 2009 and to Capital Art, Inc. on April 28, 2011.

The Company sells and manages classic and contemporary, limited edition photographic images and reproductions, with a focus on iconic celebrity images. We acquire editions and manage some of the most valuable iconic photographic images and internationally market limited editions and reproductions created from the original negatives. The Company also makes available images for publications and merchandizing.

The Company markets and distributes photographs that we own or manage to the art, editorial and commercial markets. We also sell limited editions of our photographs through third-party galleries, art consultants, interior decorators and direct to consumers.

Our aim is to become a leading global photography marketing and distribution company by acquiring rights and ownership to collections of iconic photographs, and to establish worldwide wholesale and retail outlets as well as representations to sell our product lines through any channel of distribution the Company believes to be advantageous.

In June 2011, the Company opened a 1,500 square foot commercial gallery location in Culver City, CA to display and sell copies of the photographic images owned by the Company. There was insufficient sales generated at the location and it was closed in September 2012.

We maintain a website at www.capitalart.com. The contents of our website are not part of this prospectus.

Gleeworks, Inc., Acquisition of Capital Art, LLC

On May 9, 2011, Gleeworks, Inc. (“Gleeworks”) acquired Capital Art, LLC, pursuant to a business combination (the “Gleeworks Agreement”) whereby the entire outstanding member interest of Capital Art LLC was exchanged for 7.498 million shares of restricted common stock of Gleeworks on a one share for two units basis, representing approximately 51% of the issued and outstanding shares of Gleeworks. Prior to the acquisition, Gleeworks operated a business engaged in the apparel industry.

Commensurate with the acquisition, Gleeworks changed its name to “Capital Art, Inc.” In addition, the Company assumed the business of Capital Art, LLC, in photographic images. Following the acquisition, Capital Art, LLC, became a wholly-owned and operating subsidiary of Capital Art, Inc.

3

Frank Worth Photographic Reproduction and Marketing Rights Agreement

On October 10, 2011, the Company entered into a memorandum of understanding (the “Frank Worth MOU”) as an interim agreement with the Estate of Frank Worth (the “Frank Worth Estate”) whereby the Frank Worth Estate agreed to exclusively grant the Company all rights in perpetuity to reproduce prints from Frank Worth negatives, to use of the Frank Worth name, signature and intellectual property in exchange for a 7.5% royalty on all revenue received by Capital Art from the sale of any and all Frank Worth prints, products and use whatsoever of Frank Worth’s name, likeness, story and biography. In connection with the Frank Worth MOU, the Company paid an aggregate of $50,000 in installments to the Frank Worth Estate to settle funds owed by the previous licensee, International Images Ltd., a UK company (“Images”).

Subsequently, on November 18, 2011, the Company and the Frank Worth Estate entered into a Photographic Reproduction and Marketing Rights Agreement (the “Frank Worth Reproduction Rights Agreement”). Pursuant to the Frank Worth Reproduction Rights Agreement, the Frank Worth Estate granted to the Company exclusive global reproduction rights to all negatives, prints, products and other materials from the Frank Worth collection, including the use of the Frank Worth Seal, Frank Worth’s name, likeness, publications and biography, plus merchandising and product selling rights as well as exclusive rights to the signature of the Frank Worth Estate’s executor (the “Executor”) in conjunction with any and all Certificates of Authenticity printed by the Company that accompany limited edition prints (the “Frank Worth Archive”). In consideration for the exclusive rights, the Company paid to the Frank Worth Estate a purchase price of $50,000 and agreed to make continuous payments of a monthly royalty amount of 7.5% of all net sales, with an annual minimum guarantee of $50,000. In June 2014, the Frank Worth Estate agreed to a reduced minimum royalty guarantee payment for 2013 and 2014 to the amount of $30,000 for each year. The Frank Worth Reproduction Rights Agreement also granted the Company a right to buyout the exclusive agreement from the Frank Worth Estate at any time for $250,000.

On November 12, 2014, the Frank Worth Estate agreed to accept $155,000 and 200,000 shares of the Company’s common stock, $30,000 payable on execution and the remainder payable on or before May 31, 2015, in exchange for sole and exclusive, world-wide, royalty free rights to all negatives, prints, products and other materials the Company possesses including the use of the Frank Worth seal, Frank Worth’s name, likeness, publications and biography plus merchandising and selling rights.

Frank Worth Collection and Daniel Furon Collection Purchase Agreement

On December 21, 2011, the Company entered into an agreement (the “Worth and Furon Purchase Agreement”) with International Images and Birchley Limited, a UK company (“Birchley”) whereby the Company obtained from Images rights to the negatives, images, photographs and all other interests in (i) approximately 7,500 images and approximately 5,500 negatives of the Frank Worth Collection (the “Frank Worth Collection”) and 50 Daniel Furon images (the “Daniel Furon Collection,” and together with the Frank Worth Collection, the “Collections”) in exchange for 1,000,000 shares of the Company’s common stock. Also pursuant to the Worth and Furon Purchase Agreement, Birchley, which held a security interest in the Collections, consented to the acquisition on the condition that Birchley would retain title until receipt of $200,000 (of an aggregate of $400,000) and 600,000 shares of common stock in the Company.

Subsequently on February 28, 2013, the Company, Images and Birchley entered into a deed of variation (the “Amendment”) of the Worth and Furon Purchase Agreement whereby Birchley repaid $100,000 of $150,000 paid to the Company under the Worth and Furon Purchase Agreement and the Company issued an additional 400,000 shares of common stock to Birchley. Upon receipt of such shares, Birchley released the title to the Collections.

Movie Star News, LLC, Acquisition

On October 8, 2014, the Company entered into an Asset Purchase Agreement with Movie Star News, LLC (“MSN”) pursuant to which the Company acquired a collection consisting of approximately 100,000 negatives, certain other negatives including the Bettie Page collection and approximately 1 million 8" by 10" Black & White Photographs, including all copyrights owned by MSN for the collection in exchange for 256,400,226 shares of common stock of the Company.

4

Products and Services

We offer our customers a variety of photographic images in different mediums such as select photographs that are limited in the number of copies, each copy with a unique number and certificate of authenticity signed by the Frank Worth Estate, with a premium price and mass reproductions of different photographic negatives sold at a lower price.

Our customers operate in a variety of industries such as galleries, hotels, magazines and other publications, interior decorating and direct to consumers through third party online merchandising companies. For fiscal year 2013, the revenue from one customer comprised 17.9% of the Company’s total revenue. This account made up 0% of the total accounts receivable balance at December 31, 2013. For fiscal year 2012, the revenue from three major customers comprised 27.2%, 14.8% and 10.6% of the Company’s total revenue.  Those three major customers made up 0%, 0%, and 0% of the total accounts receivable balance at December 31, 2012, respectively.  The major customer for the year ending December 31, 2013 was not necessarily one of the major customers for the year ending December 31, 2012.  There is significant financial risk associated with a dependence upon a small number of customers. The Company periodically assesses the financial strength of these customers and establishes allowances for any anticipated bad debt. At December 31, 2013 and 2012, no allowance for bad debt or bad debt expense has been recorded for the major customers.

The Company works with different third party manufacturers and suppliers to produce our photographic products.

Marketing

We reach our customers through diverse marketing channels including our website, events and interactive campaigns. Marketing activities aim to build awareness for our brands and drive revenue by promoting newly acquired images as well as images existing in our collection.

Sales and Distribution

The Company selects certain photographs from its collection that are reproduced in limited number, with each individual print assigned a unique number and a certificate of authenticity signed by the Frank Worth Estate. The Company sells these as limited editions through third-party galleries, art consultants, interior decorators and directly to consumers. The Company also reproduces mass quantities of different photographs from its collection and sells through deal for a day sites such as Groupon and Fab.com. The Company ships the products either directly to the customer via small parcel carriers or to the third party organizations through common carrier.

The Company has hired a development company to build a website that will act not only as a site for retail clients to purchase our prints but also as a portal for our interior decorator, third party gallery and charity partners. We are exploring the possibility of opening company owned galleries in Las Vegas and other major cities like Los Angeles. However, the Company has no definitive plans or arrangements with respect to operating galleries. We are adding relationships with third party galleries, websites and interior decorators that can sell our images to their clients. We are also creating a charity sales plan whereby charities can use our photos for fund raising activities. We intend to make over 20,000 images available during 2015 for publication on a world-wide basis for print and online articles in arrangement where the Company is paid royalties when our owned photographs are used. We are also looking at partnerships with major companies who can sell our prints to their client base on a revenue-split basis.

Competition

The market for iconic photographic images and related services is highly competitive. We believe that the principal competitive factors include name recognition, company reputation, the quality, relevance and breadth of the content in a company’s collections and the quality of contributing photographers and other partners under contract with a company. Additionally, we also face competition in connection with factors relating to the business and our infrastructure such as effective use of current and emerging technology, customer service and customer relationships, pricing and licensing models, policies and practices and accessibility of content and speed and ease of search and fulfillment.

Some of our current and potential significant competitors include other general visual content providers such as Corbis Corporation. We also face significant competition from specialized visual content companies that are well established in their local, content or product-specific market segments such as Reuters Group, the Associated Press, and ZUMA Press, Inc.

5

There are also hundreds, if not thousands, of small photography agencies, image content aggregators and individual photographers throughout the world with whom we compete.

Our competition includes retail photography galleries and websites selling photography such as art.com, artspace.com and rockpaperphoto.com. We believe that we are highly competitive because we own our photographic negatives and do not have to split sales proceeds with photographers who own their intellectual property rights, which is the industry standard.

Intellectual Property

Although some of the images in our collection are obtained through reproduction or licensing agreements, most of our collection of iconic photographic images were acquired and are owned by the Company.

Employees

As of February 10, 2015, we had 7 employees, of which 3 are full-time.

Item 1A. Risk Factors.

Risks related to our Business and our Industry

We have a history of operating losses.

We have generated net losses since we began operations, including $54,743 for the year ended December 31, 2013 and $1,745,800 for the nine months ended September 30, 2014. Our ability to generate revenue and achieve profitability will depend on, among other things, our ability to complete our website in a timely manner so that we can sell directly to retail clients and on our ability to sign up a significant number of galleries, third party websites, interior decorators and charities that will sell our prints to their clients and that will use our prints for their fund raising activities. Furthermore, we need to make more images available to our publication rights partner in order to obtain a meaningful monthly revenue stream. If we are unsuccessful at some or all of these undertakings, our business, prospects, and results of operations may be materially adversely affected.

We may need to secure additional financing.

We anticipate that we will incur operating losses for the foreseeable future. We may require additional funds for our anticipated operations and if we are not successful in securing additional financing, we may be required to delay significantly, downsize our general and administrative infrastructure, or seek alternative measures to avoid insolvency, including arrangements with collaborative partners or others that may require us to relinquish rights to certain of our technologies, product candidates or products.

Increased competition could reduce our revenues, margins and operating results.

The photographic art industry is and has been intensely competitive, and we expect competition to intensify in the future. We expect competition to increase because of changes in the media industry, changing advertising practices, technological advances leading to relatively inexpensive creation, marketing and distribution of visual content, and a lack of substantial barriers to entry. Our competitors range in size from significant media companies to individual visual content and digital media content producers. While we believe the breadth of our businesses and product and service portfolio offers benefits to our customers that are a competitive advantage, our current or potential competitors may develop products, licensing models, technology or services comparable or superior to those that we develop or may adapt more quickly than we do to new or emerging technologies or evolving industry trends. Increased competition or more effective competitors could result in lost market share, having to reduce prices or otherwise having reduced revenue, lower margins, increased capital expenditures, or otherwise negatively impact our operating results. There can be no assurance that we will be able to compete successfully against current and future competitors.

6

Any future litigation could have a material adverse impact on our results of operations, financial condition and liquidity, particularly since we do not currently have director and officer insurance. Our lack of D&O insurance may also make it difficult for us to retain and attract talented and skilled directors and officers.

From time to time we may be subject to litigation, including potential stockholder derivative actions. Risks associated with legal liability are difficult to assess and quantify, and their existence and magnitude can remain unknown for significant periods of time. We have not obtained directors and officers liability (“D&O”) insurance to cover such risk exposure for our directors and officers. Such insurance generally pays the expenses (including amounts paid to plaintiffs, fines, and expenses including attorneys’ fees) of officers and directors who are the subject of a lawsuit as a result of their service to the Company. Without D&O insurance, the amounts we would pay to indemnify our officers and directors should they be subject to legal action based on their service to the Company could have a material adverse effect on our financial condition, results of operations and liquidity. Further, our lack of D&O insurance may make it difficult for us to retain and attract talented and skilled directors and officers, which could adversely affect our business.

Our business and prospects would suffer if we are unable to protect and enforce our intellectual property rights.

We rely upon copyright law and license agreements to protect our proprietary images and other intellectual property. The steps we might take may not be adequate to protect against infringement and misappropriation of our intellectual property by third parties. The unauthorized reproduction or other misappropriation of our intellectual property rights could enable third parties to benefit from our technology, imagery and digital media content without paying us for it. If this occurs, our business and prospects could be materially and adversely affected. In addition, disputes concerning the ownership or rights to use intellectual property could be costly and time-consuming to litigate, may distract management from other tasks of operating the business, and may result in our loss of significant rights and the impairment of our ability to operate our business.

Risks Related to Our Common Stock

There is not an active liquid trading market for the Company’s common stock.

There is no regular active trading market in the Company’s common stock, and we cannot give an assurance that an active trading market will develop. If an active market for the Company’s common stock develops, there is a significant risk that the Company’s stock price may fluctuate dramatically in the future in response to any of the following factors, some of which are beyond our control:

•	variations in our quarterly operating results;
•	announcements that our revenue or income are below analysts’ expectations;
•	general economic slowdowns;
•	sales of large blocks of the Company’s common stock; and
•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments.

Our common stock is subject to the “penny stock” rules of the Securities and Exchange Commission, which may make it more difficult for stockholders to sell our common stock.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person, and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

7

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination, and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of the Company’s common stock if and when such shares are eligible for sale and may cause a decline in the market value of its stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

Applicable regulatory requirements, including those contained in and issued under the Sarbanes-Oxley Act of 2002, may make it difficult for the Company to retain or attract qualified officers and directors, which could adversely affect the management of its business and its ability to obtain or retain listing of its common stock.

The Company may be unable to attract and retain those qualified officers, directors and members of board committees required to provide for effective management because of the rules and regulations that govern publicly held companies, including, but not limited to, certifications by principal executive officers. The enactment of the Sarbanes-Oxley Act has resulted in the issuance of a series of related rules and regulations and the strengthening of existing rules and regulations by the SEC, as well as the adoption of new and more stringent rules by the stock exchanges. The perceived increased personal risk associated with these changes may deter qualified individuals from accepting roles as directors and executive officers.

Further, some of these changes heighten the requirements for board or committee membership, particularly with respect to an individual’s independence from the corporation and level of experience in finance and accounting matters. The Company may have difficulty attracting and retaining directors with the requisite qualifications. If the Company is unable to attract and retain qualified officers and directors, the management of its business and its ability to obtain or retain listing of our shares of common stock on any stock exchange (assuming the Company elects to seek and are successful in obtaining such listing) could be adversely affected.

If the Company fails to maintain an effective system of internal controls, it may not be able to accurately report its financial results or detect fraud. Consequently, investors could lose confidence in the Company’s financial reporting and this may decrease the trading price of its stock.

The Company must maintain effective internal controls to provide reliable financial reports and detect fraud. The Company has been assessing its internal controls to identify areas that need improvement. It is in the process of implementing changes to internal controls, but has not yet completed implementing these changes. Failure to implement these changes to the Company’s internal controls or any others that it identifies as necessary to maintain an effective system of internal controls could harm its operating results and cause investors to lose confidence in the Company’s reported financial information. Any such loss of confidence would have a negative effect on the trading price of the Company’s stock.

Our financial results and stock price may fluctuate.

We expect our revenues and operating results to vary from quarter to quarter due to a number of factors, both within and outside of our control. Some of the factors that may affect our revenues and operating results include the following:

•	a recession in the U.S. economy, or the economy of any other country where we our customers operate, should one occur;
•	demand for our existing and new images and related services, and those of our competitors;
•	changes in our pricing models, policies and practices and those of our competitors;
•	our ability to attract and retain customers;
•	our ability to manage the costs of our business, including the costs associated with maintaining and developing our websites and international and product line expansion;
•	costs related to potential acquisitions and the development and/or use of technology, services or products; and
•	the termination or expiration of certain image partner, distributor or other material agreements.

8

Because of these risks and others, it is possible that our future results may differ from our expectations and the expectations of analysts and investors, causing our stock price to fluctuate. You should not rely on the results for any period as an indication of future performance.

Our acquisition strategy may be dilutive to existing shareholders and we may not be successful in acquiring or integrating businesses.

As part of our business strategy, we have in the past acquired and invested in, and may in the future seek to acquire or invest in businesses or photographic images that could complement or expand our business. Acquisitions may require significant capital infusions or investments, and may negatively impact our results of operations. Further, the evaluation and negotiation of potential acquisitions, as well as the integration of acquired businesses, may divert management time and other resources. Certain other risks related to acquisitions that may have a material impact on our business or prevent us from benefiting from an acquisition or investment include:

•	costs incurred in performing due diligence and professional fees relating to potential acquisitions;
•	use of cash resources, incurrence of debt or stockholder dilution through issuances of our securities to fund acquisitions;
•	assumption of actual or contingent liabilities, known and unknown;
•	amortization expense related to acquired intangible assets, impairment of any goodwill acquired and other adverse accounting consequences;
•	difficulties and expenses in integrating the sales, marketing, operations, products, services, technology, financial and information systems of an acquired company; and
•	retention of key employees, customers, and suppliers of an acquired business.

You may experience dilution of your ownership interests because of the future issuance of additional ordinary shares.

In the future, we may issue additional authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our shareholders. We may also issue additional shares of our securities that are convertible into or exercisable for ordinary shares, as the case may be, in connection with hiring or retaining employees, future acquisitions, future sales of its securities for capital raising purposes, or for other business purposes. The future issuance of any such additional shares may create downward pressure on the value of our securities. There can be no assurance that we will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with any capital raising efforts, including at a price (or exercise prices) below the price at which our shares may be valued or are trading in a public market.

As an issuer of “penny stock,” the protection provided by the federal securities laws relating to forward looking statements does not apply to us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

Compliance with the reporting requirements of federal securities laws can be expensive.

As a public reporting company in the United States, we are subject to the information and reporting requirements of the Exchange Act and other federal securities laws, and the compliance obligations of the Sarbanes-Oxley Act. The costs of preparing and filing annual and quarterly reports as well as other information with the SEC and furnishing audited reports to shareholders is significant.

9

Our preferred stock may have rights senior to those of our common stock which could adversely affect holders of common stock.

Our Articles of Incorporation give our Board of Directors the authority to issue additional series of preferred stock without a vote or action by our stockholders. The Board also has the authority to determine the terms of preferred stock, including price, preferences and voting rights. The rights granted to holders of preferred stock in the future may adversely affect the rights of holders of our common stock.  Any such authorized class of preferred stock may have a liquidation preference – a pre-set distribution in the event of a liquidation – that would reduce the amount available for distribution to holders of common stock or superior dividend rights that would reduce the amount of dividends that could be distributed to common stockholders. In addition, an authorized class of preferred stock may have voting rights that are superior to the voting right of the holders of our common stock.

Certain of our stockholders can exercise significant influence over our business and affairs.

Some of our stockholders own substantial percentages of the outstanding shares of our common stock. As a result of their share ownership, these stockholders have significant influence over all matters requiring approval of our stockholders, including the election of directors and the approval of business acquisitions. The substantial percentage of our common stock held by these stockholders also could make us a less attractive acquisition candidate or have the effect of delaying or preventing a third party from acquiring control over us at a premium over the then-current price of our common stock.

Item 2.              Financial Information.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

This Management Discussion and Analysis (“MD&A”) contains “forward-looking statements”, which represent our projections, estimates, expectations or beliefs concerning among other things, financial items that relate to management’s future plans or objectives or to our future economic and financial performance. In some cases, you can identify these statements by terminology such as “may”, “should”, “plans”, “believe”, “will”, “anticipate”, “estimate”, “expect” “project”, or “intend”, including their opposites or similar phrases or expressions.

You should be aware that these statements are projections or estimates as to future events and are subject to a number of factors that may tend to influence the accuracy of the statements. These forward-looking statements should not be regarded as a representation by the Company or any other person that the events or plans of the Company will be achieved. You should not unduly rely on these forward-looking statements, which speak only as of the date of this MD&A. Except as may be required under applicable securities laws, we undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this MD&A or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe under “Risk Factors” in this report. Actual results may differ materially from any forward-looking statement.

Overview

We were initially incorporated in State of Delaware on September 21, 2004 as “Blog8.” Since that time, the Company has changed its name to better reflect its changing business purpose. Our company name changed to Securiteyes on December 2, 2004, to Medify Solutions Limited on February 11, 2005, to Petel Incorporated on April 30, 2007, to Gleeworks, Inc. on December 7, 2009 and to Capital Art, Inc. on April 28, 2011.

We sell and manage classic and contemporary, limited edition photographic images and reproductions, with a focus on iconic celebrity images. We acquire editions and manage some of the most valuable iconic photographic images and internationally markets limited editions and reproductions created from the original negatives. The company also makes available images for publications and merchandizing. The Company markets and distributes photographs that we own or manage to the art, editorial and commercial markets. We sell limited editions of its photographs through third-party galleries, art consultants, decorators and directly to consumers.

In June 2011, the Company opened a 1,500 square foot commercial gallery location in Culver City, CA to display and sell copies of the photographic images owned by the Company. There was insufficient sales generated at the location and it was closed in September 2012.

10

Emerging Growth Company

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

•	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

•	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Results of Operations

Following is a summary of our revenues, assets and net losses for our two most recent fiscal years ended December 31, 2013 compared to December 31, 2012

	2013	2012

Total Revenue	$218,766	$220,406

Net Loss	$(54,743)	$(297,966)

Total Assets	$2,940,034	$2,936,026

Total Liabilities	$772,713	$1,067,759

Accumulated Deficit	$(7,701,203)	$(7,646,460)

11

Our summary results are presented below:

	2013	2012	Change	% Change
Revenues	$218,766	$220,406	$(1,640)	-0.7%
Costs and Operating Expenses	(261,618)	(393,651)	132,033	-33.5%
Loss from Operations	(42,852)	(173,245)	130,393

Interest Expense	(50)	(12,343)	12,293	-99.6%
Interest Expense - Related Party	(11,841)	(10,654)	(1,187)	11.1%
Loss on settlement of debt	–	(106,250)	106,250	100.0%
Gain on Director's Loan	–	4,526	(4,526)	100.0%
Net Other Income (Expense)	(11,891)	(124,721)	112,830

Net Loss	$(54,743)	$(297,966)	$243,223

Net Loss per common share	$(0.00)	$(0.02)

Weighted average shares outstanding	18,583,716	17,227,428

Revenues.  Revenues by category and for the Company as a whole were as follows:

	2013	2012	Change	% Change
Product Sales	$218,766	$211,646	$7,120	3.4%
Other Revenue	–	8,760	(8,760)	-100.0%
Total Revenue	$218,766	$220,406	$(1,640)

Capital Arts product sales represent products in which the Company holds intellectual property rights such as negative photographic images and copyrights, whether registered or unregistered, to the photographic reproductions and which are manufactured and sold by the Company either directly at wholesale to retail stores or direct to consumers through daily deal sites. The increase of $7,120 (3.4%) for the twelve month period ended December 31, 2013 versus the twelve month period ending December 31, 2012, was due in part to closure of the gallery in California offset by increased online sales.

The Other Revenue category includes rental of gallery space for events and royalties paid to the Company for publication rights.  During the twelve month period ended December 31, 2013 compared to December 31, 2012 this category had decreased revenue in total of $8,760 (100.0%) as a result of the closure of the gallery.

Our products compete in retail photography galleries and websites selling photography such as art.com, artspace.com and rockpaperphoto.com. We continue to market direct to retailers and are exploring new domestic and international opportunities. We are investigating additional relevant photographic image collections adding to the diversity of our product line.

The 2015 economic outlook is uncertain. However, we anticipate but cannot guarantee, continued sales growth through our actions to improve our existing products, maintaining highly competitive price points, adding content to our product offerings and adding additional channels of distribution.

12

Costs and Operating Expenses.  Costs and operating expenses consisting primarily of cost of sales, marketing and sales expenses, and general and administrative costs, decreased $132,033 (33.5%) for the twelve month period ended December 31, 2013 compared to the twelve month period ended December 31, 2012.

	2013	2012	Change	% Change
Cost of Sales	$120,946	$140,629	$(19,683)	-14.0%
General and Administrative	119,424	199,904	(80,480)	-40.3%
Marketing and Sales	21,248	53,118	(31,870)	-60.0%
Total Costs and Operating Expenses	$261,618	$393,651	$(132,033)	-33.5%

Cost of Sales decreased $19,683, or 14.0%, during the twelve months of 2013 compared to the same period of 2012. The decrease was a result of decreased royalty costs of $20,245 due to an agreement with the Frank Worth Estate to reduce the minimum guarantee for 2013, outsourced fulfillment costs of $11,600 and shipping costs of $9,304, offset by increased reproduction costs due to increased product sales.

Operating expenses consist primarily of salaries as well as other expenses associated with executive management, finance, legal, facilities, marketing, rent, and other professional services. Costs associated with these categories are detailed as follows:

General and administrative costs for 2013 decreased $80,480 (40.3%). The aggregate decrease for the category includes decreases of $7,470 in salaries and related costs, $48,690 for professional services relating to setting up a London sales office that was terminated, $14,497 for rent and $23,180 for other general and administrative costs. The decrease in rental expense is due to the termination of our Culver City, CA gallery lease.

Salary expenses for 2013 were decreased due to the closure of our gallery and outsourcing fulfillment services previously done by our employees.

Marketing and sales expenses decreased $31,870 (60.0%) primarily due to the decrease in outside advertising and marketing initiatives with increased reliance on marketing activities provided by daily deal sales sites and reduced trade show participation. Marketing activities include trade shows, public relations firms, and personal contact.

Interest Expense and Interest Expense – Related Party. Interest expense resulted from the debenture issued and other related party interest expense.

	2013	2012	Change	% Change
Interest expense on debenture payable to holder	$–	$(12,343)	$12,343	-100.0%
Interest expense on related party note	(9,044)	(8,603)	(441)	5.1%
Imputed interest expense on related party loan	(2,797)	(2,051)	(746)	36.4%
Other operating interest expense	(50)	–	(50)	100.0%
Interest Expense	$(11,891)	$(22,997)	$11,106	-48.3%

13

During 2011 and 2012, the company sold $300,000 and $40,000, respectively, of 10% convertible debentures (the “Debentures”), each of which was convertible into shares of the issuer’s common stock at a rate of one (1) share per each $0.80 converted. The Company had the right to call for the conversion if the share price met or exceeded a market price of $3.25 per share. The Debentures were sold to accredited investors only pursuant to Rule 506 of the Securities Act. The Company made an offer to each investor for a voluntary conversion of the outstanding principal at a rate of 1 share per each $0.40 converted. Investors holding $330,000 of the Debentures agreed and on May 3, 2012, these Debentures were converted into 825,000 shares of common stock. In accordance with ASC 470-20-40-26, an expense was recognized for the value of the inducement of conversion of these shares in the amount of $206,250 at the time of conversion. On May 16, 2012, the market price of the Company’s shares reached $3.25 and the Company called the remaining $10,000 outstanding Debenture, resulting in an additional issuance of 12,500 shares. Interest was paid in the amounts of $0 and $12,343 for the twelve months ended December 31, 2013 and 2012, respectively.

On September 15, 2009, Klaus Moeller, a shareholder, loaned $150,000 to the Company at an interest rate equal to 5% per annum as a long term note payable.  The funds were borrowed from Mr. Moeller in order to provide working capital to the Company. Subsequent agreements extended the maturity date to September 14, 2014. The amount due to Mr. Moeller as of December 31, 2013 and December 31, 2012 includes $33,321 and $24,277 in accrued but unpaid interest, respectively. On July 14, 2014, Mr. Moeller converted the principal of $150,000, plus accrued but unpaid interest in the amount of $38,184, to 4,000,000 shares of the Company’s common stock at an average price of $0.047 per share.

Mr. Moeller provided short term, interest free, loans to the Company at various times during the years 2009 through 2013. The amount due to Mr. Moeller on these loans as of December 31, 2013 and 2012 is $7,973 and $42,427, respectively. In accordance with Topic 835 - Imputation of Interest, imputed interest was calculated for a market rate of 5% for the twelve months ended December 31, 2013 and 2012, resulting in Additional Paid in Capital contribution of $2,797 and $2,051, respectively.

Liquidity and Capital Resources

Fiscal Year Ended December 31, 2013 Compared to December 31, 2012

Cash totaled $2,188 and $14,520 at December 31, 2013 and December 31, 2012, respectively.  The change in cash is as follows:

	2013	2012	Change
Cash provided (used) by operations	$(102,878)	$(297,357)	$194,479
Cash provided (used) in investing activities	–	–	–
Cash provided (used) in financing activities	90,546	277,111	(186,565)
Increase (decrease) in cash	$(12,332)	$(20,246)	$7,914

Cash used by operations in the twelve months ended December 31, 2013, compared to the same period of 2012, decreased by $194,479 due to a decrease in accounts receivable, accrued expenses and a decrease in accounts payable. The cash provided by financing activities for the twelve months ended December 31, 2013 compared to the same period of 2012, decreased by $186,565 as a result of the proceeds from a debenture and increased sales of common stock in 2012 compared to 2013.

During 2012, the Company sold $40,000, respectively, of 10% convertible debentures (the “Debentures”), each of which was convertible into shares of the Company’s common stock at a rate of one (1) share per each $0.80 converted.

Mr. Moeller provided short term, interest free, loans to the Company at various times during the years 2009 through 2013. The amount due to Mr. Moeller on these loans as of December 31, 2013 and 2012 is $7,973 and $42,427, respectively.

14

Mr. Moeller paid expenses on behalf of the Company, which resulted in related party accounts payable on December 31, 2013 and December 31, 2012 in the amounts of $38,738 and $21,039, respectively.

On September 27, 2012, the Company issued 20,000 shares of common stock to an accredited investor for $16,000 in cash, or a per share price of $0.80.

In October 2012, the Company issued a total of 50,000 shares of common stock to accredited investors for $15,000, a share price of $0.30 per share.

On November 20, 2012, the Company issued 600,000 shares of common stock to an accredited investor for cash of $150,000 at a per share price of $0.25. The funds were paid to the estate of Frank Worth as part of the acquisition cost for the rights to the photographs owned by the estate.

On November 20, 2012, the Company received $10,000 in cash for 60,000 shares of its common stock from an accredited investor, or $0.167 per share.

On December 28, 2012, an accredited investor was issued 40,000 shares of common stock for $10,000 in cash, or a per share price of $0.25.

During March and August, 2013, the Company conducted a private placement offering to certain accredited investors under Rule 506.  As a result of the offering, the Company received subscriptions in the total amount of $125,000 and 500,000 shares were issued.

Following is a summary of our revenues, assets and net losses for our two most recent fiscal periods ended September 30, 2014 compared to September 30, 2013

	Nine Months Ended September 30,
	2014	2013

Total Revenue	$92,889	$157,619

Net Loss	$(1,745,800)	$(32,107)

Total Assets	$3,422,816	$2,931,513

Total Liabilities	$42,801	$964,546

Accumulated Deficit	$(9,447,003)	$(7,678,568)

15

Results of Operations

Three and Nine Month Periods Ended September 30, 2013 Compared to September 30, 2012

Our summary results are presented below:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2014	2013	Change	% Change	2014	2013	Change	% Change
Revenues	$31,943	$35,471	$(3,528)	-9.9%	$92,889	$157,619	$(64,730)	-41.1%
Costs and Operating Expenses	(700,514)	(69,465)	(631,049)	908.4%	(1,777,551)	(181,678)	(1,595,873)	878.4%
Loss from Operations	(668,571)	(33,994)	(634,577)	1866.7%	(1,684,662)	(24,059)	(1,660,603)	6902.2%

Other Income	8	–	8	100%	8	–	8	100%
Interest Expense	(169)	(2,367)	2,198	-92.9%	(5,500)	(8,048)	2,548	-31.7%
Loss on settlement of debt	(55,646)	–	(55,646)	100.0%	(55,646)	–	(55,646)	100%
Net Other Income (Expense)	(55,807)	(2,367)	(53,440)	2257.7%	(61,138)	(8,048)	(53,090)	659.7%

Net Loss	$(724,378)	$(36,361)	$(688,017)	1892.2%	$(1,745,800)	$(32,107)	$(1,713,693)	5337.4%

Net Loss per common share	$(0.03)	$(0.00)			$(0.09)	$(0.00)

Weighted average shares outstanding	21,484,030	18,188,921			19,763,463	18,496,247

Revenues. Revenues by category and for the Company as a whole were as follows:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2014	2013	Change	% Change	2014	2013	Change	% Change
Product Sales	$31,360	$34,325	$(2,965)	-8.6%	$88,392	$152,155	$(63,763)	-41.9%
Other Revenue	583	1,146	(563)	-49.1%	4,497	5,464	(967)	-17.7%
Total Revenue	$31,943	$35,471	$(3,528)	-9.9%	$92,889	$157,619	$(64,730)	-41.1%

16

Our product sales represent products in which the Company holds intellectual property rights such as negative photographic images and copyrights, whether registered or unregistered, to the photographic reproductions and which are manufactured and sold by the Company either directly at wholesale to retail stores or direct to consumers through daily deal sites and our website.  The decrease of $2,965 (8.6%) for the three month period ended September 30, 2014 versus the three month period ending September 30, 2013, was due to a reduction in deal for a day site sales. The decrease of $63,763 (41.9%) in product sales revenue for the nine month period ended September 30, 2014 compared to the same period of 2013 is due to the reduction in sales to deal for a day sites. Sales by these sites are scheduled by them based on a selection of items and prices proposed by the Company and there is no guarantee that the proposal will be accepted at the time the Company makes the offer.

The other revenue category includes royalties paid to the Company for publication rights.  During the three month period ended September 30, 2014 compared to September 30, 2013 this category had decreased revenue in total of $563 (49.1%) and for the nine month period ended September 30, 2014 compared to the same period in 2013 the revenue decreased $967 (17.7%) as a result of the lower royalty revenue from publication of photographs owned by the Company.

Our products compete in retail photography galleries and websites selling photography such as art.com, artspace.com and rockpaperphoto.com. We continue to market direct to retailers and are exploring new domestic and international opportunities. We are investigating additional relevant photographic image collections adding to the diversity of our product line.

The 2015 economic outlook is uncertain, however, we anticipate but cannot guarantee continued sales growth through our actions to improve our existing products, maintaining highly competitive price points, adding content to our product offerings and adding additional channels of distribution.

Costs and Operating Expenses. Costs and operating expenses consisting primarily of cost of sales, marketing and sales expenses, and general and administrative costs, increased $631,049 (908.4%) and $1,595,873 (878.4%) for the three and nine month periods ended September 30, 2014 compared to the three and nine month periods ended September 30, 2013, respectively.

	Three Months Ended September 30,				Nine Months Ended September 30,
	2014	2013	Change	% Change	2014	2013	Change	% Change
Cost of Sales	$28,409	$36,755	$(8,346)	-22.7%	$61,910	$85,719	$(23,809)	-27.8%
General and Administrative	663,015	28,486	634,529	2227.5%	1,695,538	85,321	1,610,217	1887.2%
Marketing and Sales	9,090	4,224	4,866	115.2%	20,103	10,638	9,465	89.0%
Total Costs and Operating Expenses	$700,514	$69,465	$631,049	908.4%	$1,777,551	$181,678	$1,595,873	878.4%

Cost of Sales decreased $8,346 (22.7%) during the three months ended September 30, 2014 compared to the same period of 2013. The decrease was a result of decreased reproduction and fulfillment costs due to decreased product sales. Cost of Sales decreased $23,809 (27.8%) during the nine months ended September 30, 2014 compared to the nine months ended September 30, 2013, as a result of decreased reproduction and fulfillment costs due to lower product sales.

Operating expenses consist primarily of salaries as well as other expenses associated with executive management, finance, legal, facilities, marketing, rent, and other professional services. Costs associated with these categories are detailed as follows:

17

General and administrative costs for the three months ended September 30, 2014 compared to the same period in 2013 increased $634,529 (2227.5%). The increase is primarily due to professional services relating to general business and accounting services provided in support of the asset purchase agreement with Movie Star News and the preparation of this Registration Statement.  For the nine month period ended September 30, 2014 compared to the nine months ended September 30, 2013, general and administrative expenses increased $1,610.217 (1887.2%). The increase is due to an increase in professional services of $936,374 and salaries of $679,427. The professional services include general business consulting, legal consulting and accounting services. These services were paid through equity issuances as described in Note 4: Stockholder’s Equity of the Financial Statements for the period. The increase in salaries was due to bonuses paid to employees and officers of the Company through the issuance of 3,380,000 shares of common stock with a market value of $676,000.

Marketing and sales expenses increased $4,866 (115.2%) for the three month period ended September 30, 2014 compared to the same three month period in 2013 primarily due to travel and website expenses.  Marketing activities include trade shows, public relations firms, and personal contact. For the nine month period ended September 30, 2014 compared to the nine month period ended September 30, 2013, marketing and sales expenses increased $9,465 (89.0%) due to increased travel and website expense.

Interest Expense – Related Party. Interest expense resulted from related party interest expense.

	Three Months Ended September 30,				Nine Months Ended September 30,
	2014	2013	Change	% Change	2014	2013	Change	% Change
Interest expense on related party debt	$169	$2,367	$(2,198)	-92.9%	$5,500	$8,048	$(2,548)	-31.7%
Interest Expense	$169	$2,367	$(2,198)	-92.9%	$5,500	$8,048	$(2,548)	-31.7%

On September 15, 2009, Klaus Moeller, a shareholder, loaned $150,000 to the Company at an interest rate equal to 5% per annum as a long term note payable.  The funds were borrowed from Mr. Moeller in order to provide working capital to the Company. Subsequent agreements extended the maturity date to September 14, 2014. The amount due to Mr. Moeller as of September 30, 2014 and December 31, 2013 includes $0 and $33,321 in accrued but unpaid interest, respectively. On July 14, 2014, Mr. Moeller converted the principal of $150,000, plus accrued but unpaid interest in the amount of $38,184, to 4,000,000 shares of the Company’s common stock at an average price of $0.047 per share.

Mr. Moeller provided short term, interest free, loans to the Company at various times during the years 2009 through 2013. The amount due to Mr. Moeller on these loans as of September 30, 2014 and December 31, 2013 is $0 and $7,973, respectively. In accordance with Topic 835 - Imputation of Interest, imputed interest was calculated for a market rate of 5% for the three months ended September 30, 2014 and September 30, 2013, resulting in Additional Paid in Capital contribution of $0 and $92, respectively. For the nine months ended September 30, 2014 and September 30, 2013, imputed interest was calculated resulting in Additional Paid in Capital contribution of $637 and $1,307, respectively.

18

Liquidity and Capital Resources

Nine Months Ended September 30, 2014 Compared to September 30, 2013

Cash totaled $177,816 and $3,526 at September 30, 2014 and September 30, 2013, respectively.  The change in cash is as follows:

	Three Months Ended September 30,
	2014	2013	Change
Cash provided (used) by operations	$(211,197)	$(94,159)	$(117,038)
Cash provided (used) in investing activities	–	–	–
Cash provided (used) in financing activities	386,825	83,165	303,660
Increase (decrease) in cash	$175,628	$(10,994)	$186,622

Cash used by operations in the nine months ended September 30, 2014, compared to the same period of 2013, increased by $117,038 due to a decrease in accrued salaries and taxes payable and related party payables in addition to an increase in prepaid expenses. The cash provided by financing activities for the nine months ended September 30, 2014 compared to the same period of 2013 increased by $386,825. The Company received proceeds from the sale of common stock from an accredited investor in the nine months ended September 30, 2014 in the amount of $250,000 and a related party loan of $136,825 compared to $125,000 and $33,165 in the same period of the prior year.

On August 1, 2014, the Company agreed to issue 20,000,000 shares of common stock for $1,000,000 in cash, or $0.05 per share, with payment made in four tranches of $250,000 each on specific dates. On August 29, 2014 and October 15, 2014, payments of $250,000 each were received and 5,000,000 shares were issued on each date. On November 24, 2014, an additional payment of $200,000 was received and 4,000,000 shares were issued. An additional payment of $209,000 was received in January 2015, with the remaining balance of $91,000 not yet received.

Mr. Moeller paid expenses on behalf of the Company which resulted in related party accounts payable as of September 30, 2014 and December 31, 2013 in the amounts of $0 and $38,738, respectively.

A company related to Mr. Moeller made short term advances of cash to the Company in 2014. The amount due as of September 30, 2014 and December 31, 2013 was $8,603 and $0, respectively.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Critical Accounting Policies and Estimates

The Company’s accounting policies are described in the notes to the financial statements, which are incorporated by reference. Below is a summary of the critical accounting policies, among others, that management believes involve significant judgments and estimates used in the preparation of its financial statements.

Financial Statement Preparation

The Company’s Financial Statements are prepared in accordance with accounting principles generally accepted in the United States of America. These require the use of estimates and assumptions that affect the assets, liabilities, revenues and expenses reported in the financial statements, as well as amounts included in the notes thereto, including discussion and disclosure of contingent liabilities. Although the Company uses its best estimates and judgments, actual results could differ from these estimates as future confirming events occur.

Principles of Consolidation

The consolidated financial statements include the financial statements of the Company, and its 100% owned subsidiary: Capital Art LLC. All inter-company balances and transactions have been eliminated in consolidation.

19

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Revenue Recognition

The Company recognized revenue related to product sales when (i) the seller’s price is substantially fixed, (ii) shipment has occurred causing the buyer to be obligated to pay for product, (iii) the buyer has economic substance apart from the seller, and (iv) there is no significant obligation for future performance to directly bring about the resale of the product by the buyer as required by Revenue Recognition Topic 605 of the FASB Accounting Standards Codification.

Revenues associated with the sale of products are recorded when shipped to customers pursuant to approved customer purchase orders resulting in the transfer of title and risk of loss. Cost of sales, rebates and discounts are recorded at the time of revenue recognition or at each financial reporting date.

The Company’s other revenue represents payments based on net sales from brand licensees for content reproduction rights. These license agreements are held in conjunction with third parties that are responsible for collecting fees due and remitting to the Company its share after expenses. Revenue from licensed products is recognized when realized or realizable based on royalty reporting received from licensees.

Intangible Assets

Intangible Assets acquired, either individually or with a group of other assets, are initially recognized and measured based on fair value. In the acquisition of the assets from the Frank Worth Estate, fair value was calculated using an independent appraisal conducted by a qualified third party.

The Company reviews all intangible assets with an indefinite useful life annually in accordance with ASC 350-35-18 to determine if the value might be impaired by comparing the fair value of the intangible asset to its carrying value.

Item 3.              Properties.

Our principal executive office and headquarters is located at 6445 South Tenaya Way, B-130, Las Vegas, Nevada 89113 where we lease 4,606 square feet of commercial space for a monthly rental payment of $2,993 per month effective October 10, 2014. We also lease storage space locally to house art and photography stock. Our printing, framing, packing and shipping facilities are provided by third-parties. We also rent office space on a month-to month basis in Brooklyn, NY.

Item 4.              Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth certain information, as of the date of filing of this report, with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five (5%) percent; (ii) each of the Company’s executive officers and directors; and (iii) the Company’s directors and executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

20

The address for each Beneficial Owner named is the address of the Company’s principal executive office.

Name of Beneficial Owner Directors and Officers:	Number of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned (1)

Sean Goodchild, Chief Executive Officer and Director	2,241,500	1%

David Morton, Chief Financial Officer and Director	1,958,431	1%

Adam David Lynd 1, LLC(2)	17,850,000	6%

Movie Star News LLC(3)	256,400,226	82%

All directors and executive officers as a group (2 persons)	4,199,931	1%

(1)	The percentages are calculated based on 311,973,283 shares of common stock outstanding as of February 10, 2015.
(2)	Michael Lynd, Sr., Trustee, has the voting and dispositive power over the shares held by the shareholder.
(3)	Stuart Scheinman has the voting and dispositive power over the shares held by the shareholder.

Item 5.              Directors and Executive Officers.

Name	Age	Position

Sean Goodchild	54	Chief Executive Officer and Director

David Morton	49	Chief Financial Officer and Director

Sean Goodchild, the Chief Executive Officer of Capital Art, has served as CEO since June 2010. Prior to serving as CEO, Mr. Goodchild served as the Chief Financial Officer and a Director since August 2009. Before joining Capital Art, he was a director of Pro Stars, Inc., and Celebrity, Inc., from June 2001 through August 2009.

The Board of Directors believes that Mr. Goodchild’s is qualified to serve as a director because of his long standing service to the Company and his understanding of the Company’s business and the industry in which the Company operates.

David Morton, the Chief Financial Officer and a Director of Capital Art, has served as the Chief Financial Officer since appointment in April 2011. Prior to then, Mr. Morton had served as President of the Company under its former name Gleeworks, Inc., from June 2010 through April 2011. Between December 2009 and June 2010, Mr. Morton was a consultant to the Company.

The Board of Directors has concluded that Mr. Morton is qualified to serve on the Board of Directors because of his understanding of the Company’s business and the industry in which the Company operates.

21

Board Leadership Structure and Role in Risk Oversight

We have not appointed a Chairman of the Board of Directors. Our executive officers also serve on our Board of Directors and are responsible for both risk management and day to day risk management processes.

The Company has no nominating, audit or compensation committees at this time. As we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our Board of Directors (the “Board”). Thus, there is a potential conflict of interest in that our directors have the authority to determine issues concerning management compensation, in essence their own, and audit issues that may affect management decisions. We are not aware of any other conflicts of interest with any of our executives or directors.

There are no family relationships among any of our officers or directors.

Involvement in Certain Legal Proceedings

To our knowledge, our directors and executive officers have not been involved in any of the following events during the past ten years:

1.	any bankruptcy petition filed by or against such person or any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting his involvement in any type of business, securities or banking activities or to be associated with any person practicing in banking or securities activities;

4.	being found by a court of competent jurisdiction in a civil action, the SEC or the Commodity Futures Trading Commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

5.	being subject of, or a party to, any Federal or state judicial or administrative order, judgment decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of any Federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

6.	being subject of or party to any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

22

Item 6.              Executive Compensation.

The following table sets forth all compensation paid in respect of the Company’s principal executive officer (“PEO”) and the two (2) most highly compensated executive officers other than the PEO who received compensation in excess of $100,000 per year for the last two fiscal years.

Summary Compensation Table

Name and Principal		Salary		Bonus	Option Awards	All Other Compensation	Total
Position	Year	($)		($)	($)	($)	($)
Sean Goodchild	2012	2,500	(1)	–	–	–	2,500
Chief Executive Officer	2013	2,500	(1)	–	–	–	2,500

David Morton	2012	6,000	(2)	–	–	–	6,000
Chief Financial Officer	2013	6,000	(2)	–	–	–	6,000

(1)	Represents imputed compensation of $625 per quarter for the periods ended December 31, 2012 and 2013. Cash paid for compensation was $5,000 in 2013.
(2)	Represents imputed compensation of $1,500 per quarter for the periods ended December 31, 2012 and 2013. Cash paid for compensation was $3,000 in 2012 with the remaining compensation recorded as additional paid in capital

There are no employment or other agreements with our executive officers.

Outstanding Equity Awards at Fiscal Year-End

Our officers and directors do not have unexercised options, stock that has not vested, or equity awards. There were no outstanding equity awards to our named executive officer as of December 31, 2013.

Director Compensation

Our directors did not receive compensation for the years ended December 31, 2013 and December 31, 2012 in consideration for their services rendered in their capacity as directors and no other arrangements are presently in place regarding compensation to directors for their services as directors or for committee participation or special assignments.

Risk Management

The Company does not believe risks arising from its compensation policies and practices for its employees are reasonably likely to have a material adverse effect on the Company.

Item 7.              Certain Relationships and Related Transactions, and Director Independence.

Certain Relationships and Related Transactions

Other than as set forth below, during the last two fiscal years, there have been no transactions, or proposed transactions, which have materially affected or will materially affect us in which any director, executive officer or beneficial holder of more than 5% of the outstanding common, or any of their respective relatives, spouses, associates or affiliates, has had or will have any direct or material indirect interest. We have no policy regarding entering into transactions with affiliated parties.

23

On September 15, 2009, the Company issued to Klaus Moeller, a former director of the Company, a promissory note (the “Moeller Note”) in principal amount of $150,000 at a rate of five percent (5%) interest per annum with a maturity date of September 14, 2011. The funds were borrowed from Mr. Moeller in order to provide working capital to the Company. The maturity dates were subsequently amended on September 14, 2011 to September 15, 2013 and on September 14, 2013 to September 15, 2014. The amount due to Mr. Moeller as of December 31, 2013 and December 31, 2012 includes $33,321 and $24,277 in accrued but unpaid interest, respectively. Then effective July 14, 2014, Mr. Moeller converted the principal of $150,000, plus accrued but unpaid interest in the amount of $38,184, to 4,000,000 shares of the Company’s common stock at an average price of $0.047 per share.

Mr. Moeller provided short term, interest free, loans to the Company at various times during the years 2009 through 2013. The amount due to Mr. Moeller on these loans as of December 31, 2013 and 2012 is $7,973 and $42,427, respectively. In accordance with Topic 835 - Imputation of Interest, imputed interest was calculated for a market rate of 5% for the twelve months ended December 31, 2013 and 2012, resulting in Additional Paid in Capital contribution of $2,797 and $2,051, respectively.

Mr. Moeller paid expenses on behalf of the Company which resulted in related party accounts payable as of September 30, 2014 and December 31, 2013 in the amounts of $0 and $38,738, respectively.

On July 31, 2014, Mr. Moeller agreed to convert up to $200,000 in outstanding short term loans for the issuance of 4,000,000 shares of the Company’s common stock. The amount of the loan converted is $136,195.

A company related to Mr. Moeller made short term advances of cash to the Company in 2014. The amount due as of September 30, 2014 and December 31, 2013 was $8,603 and $0, respectively.

Director Independence

We are not subject to the listing requirements of any national securities exchange or national securities association and, as a result, we are not at this time required to have our Board comprised of a majority of “independent directors.” None of our directors are independent as that term is defined under the Nasdaq Marketplace Rules.

Item 8.              Legal Proceedings.

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.

There are no pending material legal proceedings to which the Company is a party or in which any director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or security holder is a party adverse to the Company or has a material interest adverse to the Company. The Company’s property is not the subject of any pending legal proceedings.

Item 9.              Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Our common stock is quoted on the over the counter pink sheets under the trading symbol “CAPA.” The following table shows the high and low last sale prices for our common shares on the pink sheets for periods indicated. The following prices reflect inter-dealer prices, without retail mark-up, mark-down or commission:

24

Quarter Ending	Quarter High	Quarter Low

3/31/2012	$1.65	$0.25
6/30/2012	$3.25	$0.11
9/30/2012	$1.25	$0.22
12/31/2012	$0.90	$0.22
3/31/2013	$0.50	$0.05
6/30/2013	$0.49	$0.05
9/30/2013	$0.49	$0.25
12/31/2013	$0.40	$0.20

Our transfer agent is Island Stock Transfer located at 15500 Roosevelt Boulevard, Suite 301, Clearwater, Florida 33760.

As of February 10, 2015, there were approximately 194 holders of record of the Company’s common stock.

As of February 10, 2015: (i) no shares of common stock are subject to outstanding securities convertible into common stock; (ii) 2,260,786 shares of common stock can be sold pursuant to Rule 144 under the Securities Act; and (iii) no shares of common stock are being, or has been publicly proposed to be, publicly offered by the Company.

Dividends

The Company has never declared or paid any cash dividends on its common stock. The Company currently intends to retain future earnings, if any, to finance the expansion of its business. As a result, the Company does not anticipate paying any cash dividends in the foreseeable future.

Securities Authorized for Issuance Under Equity Compensation Plans

As of the date of the filing of this report, the Company does not have any equity compensation plan.

Item 10. Recent Sales of Unregistered Securities.

The transactions described in this section were exempt from securities registration as provided by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D as promulgated under the Securities Act for transactions not involving a public offering.

Debentures

During 2011 and 2012, the Company sold $300,000 and $40,000, respectively, of 10% convertible debentures (the “Debentures”), each of which was convertible into shares of the Company’s common stock at a rate of one (1) share per each $0.80 converted. The Company had the right to call for the conversion if the share price met or exceeded a market price of $3.25 per share. The Company made an offer to each investor for a voluntary conversion of the outstanding principal at a rate of 1 share per each $0.40 converted. Investors holding $330,000 of the Debentures agreed and on May 3, 2012, these Debentures were converted into 825,000 shares of common stock. On May 16, 2012, the market price of the Company’s shares reached $3.25 and the Company called the remaining $10,000 outstanding Debenture, resulting in an additional issuance of 12,500 shares.

25

Common Stock

2012

On May 3, 2012, we issued 825,000 shares of common stock to holders of Debentures with outstanding principal in the amount of $330,000 who accepted an offer to convert to common stock at a per share price of $0.40.

On May 16, 2012, we issued 12,500 shares of common stock to the holder of the remaining outstanding Debenture with a principal amount of $10,000 at the contractual conversion rate of $0.80 per share pursuant to the mandatory conversion term of the Debenture taking effect when the market price of the Company’s common stock was $3.25.

On September 27, 2012, we issued 20,000 shares of common stock to an accredited investor for $16,000 in cash, or a per share price of $0.80.

In October 2012, we issued an aggregate of 50,000 shares of common stock to accredited investors in consideration for an aggregate investment of $15,000 in cash, a per share price of $0.30.

On November 20, 2012, we issued 600,000 shares of common stock to an accredited investor for cash of $150,000 at a per share price of $0.25. The funds were paid to the estate of Frank Worth as part of the acquisition cost for the rights to the photographs owned by the estate.

On November 20, 2012, we issued 60,000 shares of common stock to an accredited investor in consideration for an investment of $10,000 in cash, or $0.167 per share.

On December 28, 2012, we issued 40,000 shares of common stock to an accredited investor in consideration for an investment of $10,000 in cash, or $0.25 per share.

2013

During March and August, 2013, the Company conducted a private placement offering to certain accredited investors. As a result of the offering, the Company received subscriptions in the total amount of $125,000 and 500,000 shares were issued.

On October 21, 2013, we issued 200,000 shares of common stock in exchange for commissions related to the acquisition of the rights to photographs owned by the Frank Worth Estate with a valuation of $220,000, or $1.10 per share.

2014

On February 1, 2014, we issued 500,000 shares of common stock valued at a market price of $0.20 for a value of $100,000 to a consultant pursuant to a consulting agreement whereby we may also issue 3,500,000 shares for the introduction of a strategic business partner to the Company. On each of August 29, 2014 and October 15, 2014, 875,000 shares were issued at a market price of $0.16 per share. On November 24, 2014, an additional issuance of 875,000 shares was made with a market price of $0.20 per share. A final issuance of 875,000 shares is due to be issued in 2015.

In February 2014, we issued an aggregate of 1,000,000 shares of common stock to consultants as compensation for services valued at $200,000, or $0.20 per share.

In February 2014, we issued 3,380,000 shares of common stock to directors and employees as compensation for their services rendered at a market price of $0.20 per share.

On February 7, 2014, we issued 400,000 shares of common stock a market price of $0.20 to Norman Solomon, a former officer of the Company, and $440,000 of accrued expenses were extinguished.

On February 7, 2014 we issued 4,000 shares of common stock as a charitable donation valued at $800, or $0.20 per share.

26

In July 2014, we issued 8,000,000 shares of common stock to Klaus Moeller upon the conversion of a promissory note and short term loans made to the Company. (For further details, see “Certain Relationships and Related Transactions.”)

In July 2014, an employee agreed to convert outstanding amounts recorded as accounts payable in the aggregate amount of $8,183.21 to 163,664 shares of common stock at a conversion rate of $0.05 per share. The market price of the shares on the date of the agreement was $63,828, or $0.39 per share.

On August 1, 2014, we issued 200,000 shares of common stock to a consultant for services valued at $78,000, or $0.39 per share.

On August 1, 2014, we agreed to issue 20,000,000 shares of common stock for $1,000,000 in cash, or $0.05 per share, with payment made in four tranches of $250,000 each on specific dates. On August 29, 2014 and October 15, 2014, payments were received and 5,000,000 shares were issued on each date. On November 24, 2014, an additional payment of $200,000 was received and 4,000,000 shares were issued.

On August 14, 2014, we issued 2,000,000 shares of common stock for a consulting contract with a term of twelve (12) months valued of the services is $320,000, or $0.16 per share.

On August 15, 2014, we issued 100,000 shares of common stock to a consultant for services valued at $16,000, or $0.16 per share.

On August 16, 2014, we executed a consulting agreement for strategic management services payable with up to 5,500,000 shares of the Company’s common stock over the term of the agreement. On each of August 29, 2014 and October 15, 2014, the Company issued 1,375,000 shares with a value of $220,000, or $0.16 per share. On November 24, 2014, the Company issued 1,100,000 shares valued at $220,000, or $0.20 per share.

On September 3, 2014, we issued 250,000 shares of common stock for legal services with a value of $40,000, or $0.16 per share.

On September 30, 2014, an officer and director of the Company agreed to convert $10,574 of expenses incurred by him on behalf of the Company to 211,472 shares of common stock, a conversion rate of $0.05 per share. The market value of the stock issuance was $82,474, or $0.39 per share on the date of the agreement.

On October 8, 2014, we issued 256,400,226 shares of common stock pursuant to the MSN Purchase Agreement.

Item 11.            Description of Registrant’s Securities to be Registered.

The Company’s authorized capital stock of 500,000,000 consists of (i) 450,000,000 shares of common stock, par value $0.001 and (ii) 50,000,000 shares of preferred stock, par value $0.001. As of February 10, 2015, there are 311,973,283 shares of the Company’s common stock issued and outstanding.

The holders of common stock are entitled to one non-cumulative vote for each share held on all matters submitted to a vote of stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. Upon a liquidation, dissolution or winding up the Company, the holders of common stock are entitled to receive ratably the net assets available after the payment of all debts and other liabilities, and subject further only to the prior rights of any outstanding preferred stock.

The holders of common stock have no preemptive, subscription, redemption or sinking fund conversion rights. Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Our certificate of incorporation  provides that our board of directors is authorized to provide for the issuance of shares of preferred stock in one or more series and, by filing a certificate of designations pursuant to the applicable law of the State of Delaware (hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time for each such series the number of shares to be included in each such series and to fix the designations, powers, rights and preferences of the shares of each such series, and the qualifications, limitations and restrictions thereof.

27

Item 12.            Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (“DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any such action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights which the indemnified party may be entitled; that indemnification provided by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of the director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

Item 13.            Financial Statements and Supplementary Data.

The financial statements of the Company begin on Page F-1.

28

Item 14.            Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 15.            Financial Statements and Exhibits.

(a) Financial Statements

(b) The exhibits listed below are filed as part of this Form 10.

Exhibit Number	Description

3.01	Certificate of Incorporation, dated September 20, 2004

3.02	Certificate of Amendment to Certificate of Incorporation, dated December 2, 2004

3.03	Certificate of Amendment to Certificate of Incorporation, dated February 11, 2005

3.04	Certificate of Amendment to Certificate of Incorporation, dated April 30, 2007

3.05	Certificate of Amendment to Certificate of Incorporation, dated December 7, 2009

3.06	Certificate of Amendment to Certificate of Incorporation, dated April 28, 2011

3.07	Bylaws

10.01	Promissory Note Issued to K. Moeller, dated September 15, 2009

10.02	Amendment to Promissory Note Issued to K. Moeller, dated September 15, 2011

10.03	Amendment to Promissory Note Issued to K. Moeller, dated September 14, 2013

10.04	Membership Interest Purchase Agreement by and between the Members of Capital Art, LLC and Gleeworks, Inc., dated April 25, 2011

10.05	Memorandum of Understanding by and between the Estate of Frank Worth and Capital Art, Inc., dated October 10, 2011

10.06	Photographic Reproduction and Marketing Rights Agreement by and between Capital Art, Inc. and the Estate of Frank Worth, dated November 18, 2011

10.07	Purchase Agreement by and among Capital Art, Inc., International Images Ltd. and Birchley Limited, dated December 21, 2011

10.08	Deed of Variation by and among Capital Art, Inc., International Images Ltd. and Birchley Limited, dated February 28, 2013

10.09	Form of Securities Purchase Agreement (10% Convertible Debentures)

10.10	Form of 10% Convertible Debenture (Expiring December 2015)

10.11	Asset Purchase Agreement by and between Capital Art, Inc. and Movie Star News, LLC, dated October 8, 2014

21	Subsidiaries

29

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf buy the undersigned, thereunto duly authorized.

Date: February 10, 2015

CAPITAL ART, INC.

By:	/s/ Sean Goodchild
Sean Goodchild
Chief Executive Officer

30

INDEX TO FINANCIAL STATEMENTS

Page

Report of Independent Registered Public Accounting Firm	F-2

Audited Financial Statements:
Consolidated Balance Sheets as of December 31, 2013 and 2012	F-3
Consolidated Statements of Operations for the years ended December 31, 2013 and 2012	F-4
Consolidated Statements of Changes in Stockholders’ Deficiency for the years ended December 31, 2013 and 2012	F-5
Consolidated Statements of Cash Flows for the years ended December 31, 2013 and 2012	F-6

Notes to the Consolidated Financial Statements	F-7

Consolidated Balance Sheets as of September 30, 2014 (unaudited) and December 31, 2013	F-16
Consolidated Statements of Operations for the three and nine months ended September 30, 2014 and September 30, 2013 (unaudited)	F-17
Consolidated Statement of Changes in Stockholders’ Deficiency for the year ended December 31, 2013 (audited) and for the nine months ended September 30, 2014 (unaudited)	F-18
Consolidated Statements of Cash Flows for the nine months ended September 30, 2014 and September 30, 2013 (unaudited)	F-19

Notes to the Consolidated Financial Statements	F-20

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Capital Art, Inc.

We have audited the accompanying consolidated balance sheets of Capital Art, Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Capital Art, Inc. and subsidiaries as of December 31, 2013 and 2012, and the results of its their operations and its their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ HJ Associates & Consultants, LLP

HJ Associates & Consultants, LLP

Salt Lake City, Utah

February 10, 2015

F-2

Capital Art, Inc.

Consolidated Balance Sheets

December 31, 2013 and December 31, 2012

ASSETS	12/31/2013	12/31/2012

Current Assets:
Cash	$2,188	$14,520
Accounts Receivable, net	22,846	6,506
Total Current Assets	25,034	21,026

Intangible Assets	2,915,000	2,915,000
Total Assets	$2,940,034	$2,936,026

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts Payable	$14,923	$41,454
Accrued Expenses	455,968	738,359
Accrued Salaries and Taxes Payables	230,032	216,743
Related Party Payables	191,294	216,704
Total Current Liabilities	772,713	1,067,759

Total Liabilities	772,713	1,067,759

Stockholders’ Equity (Deficit)
Common Stock, $0.0001 par value, 450,000,000 shares authorized; 18,888,921 and 18,188,921 shares issued and outstanding, respectively	1,889	1,819
Preferred Stock, $0.0001 par value, 50,000,000 shares authorized; 0 and 0 shares issued and outstanding, respectively	–	–
Additional Paid in Capital	9,866,635	9,512,908
Accumulated Deficit	(7,701,203)	(7,646,460)
Total Stockholders’ Equity (Deficit)	2,167,321	1,868,267

Total Liabilities & Stockholders’ Equity (Deficit)	$2,940,034	$2,936,026

The accompanying notes are an integral part of these consolidated financial statements

F-3

Capital Art, Inc.

Consolidated Statements of Operations

Years Ended December 31, 2013 and 2012

	2013	2012
Revenues:
Product Sales	$218,766	$211,646
Other Revenue	–	8,760
Total Revenues	218,766	220,406

Cost of Sales	120,946	140,629

Gross Profit	97,820	79,777

Operating Expenses:
Professional Services	5,295	53,986
Rent Expense	17,787	32,284
Marketing & Sales	21,248	53,118
Salaries and Related Expenses	66,364	76,835
Other General & Administrative	29,978	36,799
Total Operating Expenses	140,672	253,022

Loss from Operations	(42,852)	(173,245)

Other Income (Expense):
Interest Expense	(50)	(12,343)
Interest Expense – Related Parties	(11,841)	(10,654)
Gain (loss) on extinguishment of debt	–	(106,250)
Gain (loss) on Director's Loan	–	4,526
Net Other Income (Expense)	(11,891)	(124,721)

Loss before Income Tax Expense	(54,743)	(297,966)

Income Tax Expense	–	–

Net Loss	(54,743)	(297,966)

Basic and diluted Loss per common share	$(0.00)	$(0.02)

Weighted average shares outstanding	18,583,716	17,227,428

The accompanying notes are an integral part of these consolidated financial statements

F-4

Capital Art, Inc.

Consolidated Statements of Stockholders’ Equity (Deficit)

Years Ended December 31, 2013 and 2012

	Common Stock		Additional Paid in	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance, December 31, 2011	16,581,421	$1,658	$8,760,768	$(7,348,494)	$1,413,932

Common Stock Issued for Cash	770,000	77	200,923	–	201,000
Common Stock Issued for Conversion of Debt	837,500	84	546,166	–	546,250
Imputed Salary Expense	–	–	3,000	–	3,000
Imputed Interest Expense	–	–	2,051	–	2,051
Net Loss	–	–	–	(297,966)	(297,966)
Balance, December 31, 2012	18,188,921	1,819	9,512,908	(7,646,460)	1,868,267

Common Stock Issued for Cash	500,000	50	124,950	–	125,000
Common Stock Issued for Asset	200,000	20	219,980	–	220,000
Imputed Salary Expense	–	–	6,000	–	6,000
Imputed Interest Expense	–	–	2,797	–	2,797
Net Loss	–	–	–	(54,743)	(54,743)

Balance, December 31, 2013	18,888,921	$1,889	$9,866,635	$(7,701,203)	$2,167,321

The accompanying notes are an integral part of these consolidated financial statements

F-5

Capital Art, Inc.

Consolidated Statements of Cash Flows

Years Ended December 31, 2013 and 2012

Cash Flows from Operating Activities:	12/31/2013	12/31/2012
Net Loss	$(54,743)	$(297,966)
Adjustments to reconcile net loss to net
cash provided in operating activities:
Imputed Related Party Interest	2,797	2,051
Imputed Officer Compensation	6,000	3,000
Gain on Extinguishment of Debt	–	106,250

Decrease (increase) in operating assets:
Accounts Receivable	(16,340)	7,634
Prepaid Expenses & Other Assets	–	3,900

Increase (decrease) in operating liabilities:
Accounts Payable	(47,970)	8,193
Accrued Salaries and Taxes Payable	21,987	23,246
Accrued Interest	–	(6,472)
Related Party Payables	47,782	19,226
Accrued Expenses	(62,391)	(166,419)
Net cash provided/(used) in operating activities	(102,878)	(297,357)

Cash Flows from Investing Activities:
Net cash provided/(used) by investing activities	–	–

Cash Flows from Financing Activities:
Sale of Common Stock	125,000	201,000
Proceeds from Debenture	–	40,000
Payments on Related Party Debt	(75,000)	(13,520)
Proceeds from Related Party Debt	40,546	49,631
Net cash provided/(used) by financing activities	90,546	277,111

Net increase/(decrease) in cash	(12,332)	(20,246)
Beginning Cash Balance	14,520	34,766
Ending Cash Balance	$2,188	$14,520

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$–	$–
Cash paid for interest	$–	$12,343
Schedule of non-cash financing and investing activities:
Conversion of Debt to Common Stock	$–	$340,000
Issuance of Common Stock for Intangible Asset	$220,000	$–

The accompanying notes are an integral part of these consolidated financial statements

F-6

Capital Art, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 1:  The Company and Significant Accounting Policies

Organization and Nature of Business

Capital Art, Inc. (“CAPA”) sells and manages classic and contemporary, limited edition photographic images and reproductions, with a focus on iconic celebrity images. CAPA acquires editions and manages some of the most valuable iconic photographic images and internationally markets limited editions and reproductions created from the original negatives. The company also makes available images for publications and merchandizing.

The Company markets and distributes photographs that we own or manage to the art, editorial and commercial markets. CAPA also sells limited editions of its photographs through third-party galleries, art consultants, interior decorators and direct to consumers.

Our aim is to become a leading global photography marketing and distribution company by acquiring rights and ownership to collections of iconic photographs, and to establish worldwide wholesale and retail outlets as well as representations to sell our product lines through any channel of distribution the Company believes to be advantageous.

In June 2011, the Company opened a 1,500 square foot commercial gallery location in Culver City, CA to display and sell copies of the photographic images owned by the Company. There was insufficient sales generated at the location and it was closed in September 2012.

On May 9, 2011, Gleeworks, Inc. (“Gleeworks”) acquired (the “Acquisition”) Capital Art, LLC, pursuant to a business combination (the “Gleeworks Agreement”) whereby the entire outstanding member interest of Capital Art LLC was exchanged for 7.498 million shares of restricted common stock of Gleeworks on a one share for two units basis, representing approximately 51% of the shares issued and outstanding of Gleeworks. Prior to the Acquisition, Gleeworks operated a business engaged in the apparel industry.

Commensurate with the acquisition, Gleeworks changed its corporate name to “Capital Art, Inc.,” which became effective April 28, 2011. In addition, the Company assumed the business of Capital Art, LLC, in photographic images. Following the acquisition, Capital Art, LLC, became a wholly-owned and operating subsidiary of Capital Art, Inc.

Frank Worth Photographic Reproduction and Marketing Rights Agreement

On October 10, 2011, the Company entered into a memorandum of understanding (the “Frank Worth MOU”) as an interim agreement with the Estate of Frank Worth (the “Frank Worth Estate”) whereby the Frank Worth Estate agreed to exclusively grant the Company all rights in perpetuity to reproduce prints from Frank Worth negatives, to use of the Frank Worth name, signature and intellectual property in exchange for a 7.5% royalty on all revenue received by Capital Art from the sale of any and all Frank Worth prints, products and use whatsoever of Frank Worth’s name, likeness, story and biography. In connection with the Frank Worth MOU, the Company paid an aggregate of $50,000 in installments to the Frank Worth Estate to settle funds owed by the previous licensee, International Images Ltd., a UK company (“Images”).

Subsequently, on November 18, 2011, the Company and the Frank Worth Estate entered into a Photographic Reproduction and Marketing Rights Agreement (the “Frank Worth Reproduction Rights Agreement”). Pursuant to the Frank Worth Reproduction Rights Agreement, the Frank Worth Estate granted to the Company exclusive global reproduction rights to all negatives, prints, products and other materials from the Frank Worth collection, including the use of the Frank Worth Seal, Frank Worth’s name, likeness, publications and biography, plus merchandising and product selling rights as well as exclusive rights to the signature of the Frank Worth Estate’s executor (the “Executor”) in conjunction with any and all Certificates of Authenticity printed by the Company that accompany limited edition prints (the “Frank Worth Archive”). In consideration for the exclusive rights, the Company paid to the Frank Worth Estate a purchase price of $50,000 and agreed to make continuous payments of a monthly royalty amount of 7.5% of all net sales, with an annual minimum guarantee of $50,000. In June 2014, the Frank Worth Estate agreed to a reduced minimum royalty guarantee payment for 2013 and 2014 to the amount of $30,000 for each year. The Frank Worth Reproduction Rights Agreement also granted the Company a right to buyout the exclusive agreement from the Frank Worth Estate at any time for $250,000.

On November 12, 2014, the Frank Worth Estate agreed to accept $155,000 and 200,000 shares of the Company’s common stock, $30,000 payable on execution and the remainder payable on or before May 31, 2015, in exchange for sole and exclusive, world-wide, royalty free rights to all negatives, prints, products and other materials the Company possesses including the use of the Frank Worth seal, Frank Worth’s name, likeness, publications and biography plus merchandising and selling rights.

Frank Worth Collection and Daniel Furon Collection Purchase Agreement

On December 21, 2011, the Company entered into an agreement (the “Worth and Furon Purchase Agreement”) with International Images and Birchley Limited, a UK company (“Birchley”) whereby the Company obtained from Images rights to the negatives, images, photographs and all other interests in (i) approximately 7,500 images and approximately 5,500 negatives of the Frank Worth Collection (the “Frank Worth Collection”) and 50 Daniel Furon images (the “Daniel Furon Collection,” and together with the Frank Worth Collection, the “Collections”) in exchange for 1,000,000 shares of the Company’s common stock. Also pursuant to the Worth and Furon Purchase Agreement, Birchley, which held a security interest in the Collections, consented to the acquisition on the condition that Birchley would retain title until receipt of $200,000 (of an aggregate of $400,000) and 600,000 shares of common stock in the Company.

Subsequently on February 28, 2013, the Company, Images and Birchley entered into a deed of variation (the “Amendment”) of the Worth and Furon Purchase Agreement whereby Birchley repaid $100,000 of $150,000 paid to the Company under the Worth and Furon Purchase Agreement and the Company issued an additional 400,000 shares of common stock to Birchley. Upon receipt of such shares, Birchley released the title to the Collections.

F-7

Capital Art, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Movie Star News, LLC, Acquisition

On October 8, 2014, the Company concluded an Asset Purchase Agreement with Movie Star News, LLC (“MSN”) to acquire a collection consisting of approximately 100,000 negatives, certain other negatives including the Bettie Page collection and approximately 1 million 8" by 10" Black & White Photographs, including all Copyrights owned by MSN for the collection.

Financial Statement Preparation

The Company’s Financial Statements are prepared in accordance with accounting principles generally accepted in the United States of America. These require the use of estimates and assumptions that affect the assets, liabilities, revenues and expenses reported in the financial statements, as well as amounts included in the notes thereto, including discussion and disclosure of contingent liabilities.  Although the Company uses its best estimates and judgments, actual results could differ from these estimates as future confirming events occur.

Principles of Consolidation

The consolidated financial statements include the financial statements of the Company, and its 100% owned subsidiary: Capital Art LLC.  All inter-company balances and transactions have been eliminated in consolidation.

Liquidity

Historically, the Company has incurred net losses. As of December 31, 2013, the Company had an accumulated deficit of $7,701,203 and total stockholders’ equity of $2,167,321. At December 31, 2013, the Company had current assets of $25,034, including cash of $2,188, and current liabilities of $772,713, resulting in a working capital deficit of $747,679, including $440,000 in commission expenses accrued for the acquisition of the rights to the Frank Worth collection that was paid by the issuance of common stock in 2014. For the year ended December 31, 2013, the Company reported a net loss of $54,743 and net cash used by operating activities of $102,878. As discussed in Note 10: Subsequent Events, the Company has received $909,000 from sales of equity to an accredited investor in 2014 and 2015. Management believes that its sales, cash provided by operations, together with funds available from investors, will be sufficient to fund planned operations for the next twelve months.   However, there can be no assurance that operations and operating cash flows will continue at the current levels or improve in the near future.  If the Company is unable to obtain profitable operations and positive operating cash flows sufficient to meet scheduled debt obligations, it may need to seek additional funding or be forced to scale back its development plans or to significantly reduce or terminate operations.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Cash Equivalents

The Company considers all highly liquid debt instruments with initial maturities of three months or less to be cash equivalents.

Revenue Recognition

The Company recognized revenue related to product sales when (i) the seller’s price is substantially fixed, (ii) shipment has occurred causing the buyer to be obligated to pay for product, (iii) the buyer has economic substance apart from the seller, and (iv) there is no significant obligation for future performance to directly bring about the resale of the product by the buyer as required by Revenue Recognition Topic 605 of the FASB Accounting Standards Codification.

Revenues associated with the sale of products are recorded when shipped to customers pursuant to approved customer purchase orders resulting in the transfer of title and risk of loss. Cost of sales, rebates and discounts are recorded at the time of revenue recognition or at each financial reporting date.

The Company’s other revenue represent payments based on net sales from brand licensees for content reproduction rights. These license agreements are held in conjunction with third parties that are responsible for collecting fees due and remitting to the Company its share after expenses. Revenue from licensed products is recognized when realized or realizable based on royalty reporting received from licensees.

F-8

Capital Art, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Shipping and Handling

The Company records shipping and handling expenses in the period in which they are incurred and are included in the Cost of Goods Sold.

Inventories

Inventories are stated at the lower of cost (average) or market and consist of finished goods. There is no inventory on hand.

Intangible Assets

Intangible Assets acquired, either individually or with a group of other assets, are initially recognized and measured based on fair value.  In the acquisition of the assets from the Frank Worth Estate, an independent appraisal conducted by a qualified third party.

The Company reviews all intangible assets with an indefinite useful life annually in accordance with ASC 350-35-18 to determine if the value might be impaired by comparing the fair value of the intangible asset to its carrying value At September 30, 2014 and December 31, 2013, it was determined that no impairment existed.

Income Taxes

Deferred income tax assets and liabilities are recognized based on differences between the financial statement and tax basis of assets and liabilities using presently enacted tax rates. At each balance sheet date, the Company evaluates the available evidence about future taxable income and other possible sources of realization of deferred tax assets, and records a valuation allowance that reduces the deferred tax assets to an amount that represents management’s best estimate of the amount of such deferred tax assets that more likely than not will be realized.

Advertising Costs

The Company’s marketing and sales costs are primarily related to advertising, trade shows, public relation fees and production and distribution of collateral materials. In accordance with the FASB Topic 720-35 regarding Advertising Costs, the Company expenses advertising costs in the period in which the expense is incurred. Marketing and Sales costs incurred by licensees are borne fully by the licensee and are not the responsibility of the Company. Advertising expense for the year ended December 31, 2013 and December 31, 2012 was $3,455 and $19,390, respectively.

Allowance for Sales Returns

An Allowance for Sales Returns is estimated based on average sales during the previous year.  Based on experience, sales growth, and our customer base, the Company concluded that the allowance for sales returns at December 31, 2013 and December 31, 2012 should be $0 and $0, respectively.

Concentration of Risk

The Company’s cash and cash equivalents are maintained at one financial institution and from time to time the balances for this account exceed the Federal Deposit Insurance Corporation’s (“FDIC’s”) insured amount. Balances on interest bearing deposits at banks in the United States are insured by the FDIC up to $250,000 per institution. As of December 31, 2013 and 2012, there were no uninsured balances.

For fiscal year 2013, the revenue from one customer comprised 17.9% of the Company’s total revenue. This account made up 0% of the total accounts receivable balance at December 31, 2013.   For fiscal year 2012, the revenue from three major customers comprised 27.2%, 14.8% and 10.6% of the Company’s total revenue.  Those three major customers made up 0%, 0%, and 0% of the total accounts receivable balance at December 31, 2012, respectively. The major customer for the year ending December 31, 2013 is not necessarily the same as one of the major customers at December 31, 2012. There is significant financial risk associated with a dependence upon a small number of customers.  The Company periodically assesses the financial strength of these customers and establishes allowances for any anticipated bad debt.  At December 31, 2013 and 2012, no allowance for bad debt or bad debt expense has been recorded for the major customers.

Earnings Per Share

Basic earnings (loss) per common share (“EPS”) is calculated by dividing net loss by the weighted average number of common shares outstanding for the period. Diluted EPS is calculated by dividing net loss by the weighted average number of common shares outstanding, plus the assumed exercise of all dilutive securities using the treasury stock or “as converted” method, as appropriate. During periods of net loss, all common stock equivalents are excluded from the diluted EPS calculation because they are antidilutive. The Company had no dilutive securities outstanding as of December 31, 2013.

Fair value of financial instruments

The carrying amounts of cash, receivables and accrued liabilities approximate fair value due to the short-term maturity of the instruments.

F-9

Capital Art, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Litigation

We are not a party to any legal or administrative proceedings, other than routine legal activities incidental to our business that we do not believe, individually or in the aggregate, would be likely to have a material adverse effect on our financial condition or results of operations.

Note 2:  Intangible Assets

The Company has intangible assets used in the creation of revenue is as follows as of December 31:

	2013	2012
Frank Worth Collection	$2,915,000	$2,915,000
Intangible Assets	$2,915,000	$2,915,000

Pursuant to FASB Accounting Standards Codification regarding Topic 350, Intangible Assets, intangible asset(s) acquired, either individually or with a group of other assets shall be initially recognized and measured based on fair value.  In the acquisition of the rights obtained to assets from the Frank Worth Estate, fair value was calculated using an independent appraisal conducted by a qualified third party.  The assets were recorded at $2,915,000, the total purchase price. The rights purchased for the Frank Worth collection are perpetual as long as the terms of royalty payments are met. As a result, the Company has determined these assets have an indefinite useful life and are not subject to amortization.

The Company reviews all intangible assets with an indefinite useful life annually in accordance with ASC 350-35-18 to determine if the value might be impaired by comparing the fair value of the intangible asset to its carrying value. At year end December 31, 2013 and 2012, it was determined that no impairment existed.

Note 3:  Accrued Expenses

Accrued but unpaid salaries and payroll taxes total $72,190 and $50,203 as of December 31, 2013 and 2012, respectively. Other accrued liabilities totaling $455,968 in 2013 and $738,359 in 2012 are as follows:

	2013	2012
Royalties Payable	12,966	22,966
Accrued Frank Worth collection commission expense	440,000	705,000
Other Accrued Expenses	3,002	10,393
Total Accrued Expenses	$455,968	$738,359

Note 4:  Debentures

During 2011 and 2012, the Company sold $300,000 and $40,000, respectively, of 10% convertible debentures (the “Debentures”), each of which was convertible into shares of the Company’s common stock at a rate of one (1) share per each $0.80 converted. The Company had the right to call for the conversion if the share price met or exceeded a market price of $3.25 per share. The Debentures were sold to accredited investors only pursuant to Rule 506 of the Securities Act. The Company made an offer to each investor for a voluntary conversion of the outstanding principal at a rate of 1 share per each $0.40 converted. Investors holding $330,000 of the Debentures agreed and on May 3, 2012, these Debentures were converted into 825,000 shares of common stock. In accordance with ASC 470-20-40-26, an expense was recognized for the value of the inducement of conversion of these shares in the amount of $206,250 at the time of conversion. On May 16, 2012, the market price of the Company’s shares reached $3.25 and the Company called the remaining $10,000 outstanding Debenture, resulting in an additional issuance of 12,500 shares. Interest was paid in the amounts of $0 and $12,343 for the twelve months ended December 31, 2013 and 2012, respectively.

F-10

Capital Art, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 5:  Related Party Payables

As of December 31, 2013 and 2012, the Company had the following related party payables outstanding:

	2013	2012
Note Payable - Related Party; 5% interest	$150,000	$150,000
Accrued Interest - Related Party Note Payable	33,321	24,277
Loan Payable - Related Party; imputed interest at 5%	7,973	42,427
Accounts Payable - Related Party	38,738	21,039
Total Notes Payable	230,032	237,743
Less: Current Portion	(230,032)	(237,743)
Long Term Portion	$–	$–

On September 15, 2009, Klaus Moeller, a shareholder, loaned $150,000 to the Company at an interest rate equal to 5% per annum as a long term note payable.  The funds were borrowed from Mr. Moeller in order to provide working capital to the Company. Subsequent agreements extended the maturity date to September 14, 2014. The amount due to Mr. Moeller as of December 31, 2013 and December 31, 2012 includes $33,321 and $24,277 in accrued but unpaid interest, respectively. On July 14, 2014, Mr. Moeller converted the principal of $150,000, plus accrued but unpaid interest in the amount of $38,184, to 4,000,000 shares of the Company’s common stock at an average price of $0.047 per share.

Mr. Moeller provided short term, interest free, loans to the Company at various times during the years 2009 through 2013. The amount due to Mr. Moeller on these loans as of December 31, 2013 and 2012 is $7,973 and $42,427, respectively. In accordance with Topic 835 - Imputation of Interest, imputed interest was calculated for a market rate of 5% for the twelve months ended December 31, 2013 and 2012, resulting in Additional Paid in Capital contribution of $2,797 and $2,051, respectively.

Mr. Moeller paid expenses on behalf of the Company which resulted in related party accounts payable on December 31, 2013 and December 31, 2012 in the amounts of $38,738 and $21,039, respectively.

On July 31, 2014, Mr. Moeller agreed to convert up to $200,000 in outstanding related party loan and accounts payable for the issuance of 4,000,000 shares of the Company’s common stock. The amount converted was $136,195.

Note 6:  Stockholders’ Equity

The total number of authorized shares of common stock is 450,000,000 shares of $0.001 par value. As of December 31, 2013 and December 31, 2012, there were 18,888,921 and 18,188,921 shares of common stock outstanding, respectively.

The Company has 50,000,000 shares of preferred stock authorized with a par value of $0.001. The Board of Directors is authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series. Each series of preferred stock will have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights. As of December 31, 2013, no shares were outstanding and the Board of Directors has not authorized issuance of preferred shares.

On May 3, 2012, holders of Debentures with outstanding principal in the amount of $330,000 accepted an offer to convert to common stock at a per share price of $0.40 and 825,000 shares of common stock was issued.

On May 16, 2012, the market price of the Company’s common stock was $3.25, and pursuant to the terms of the Debenture, the Company called the conversion of the remaining outstanding Debenture with a principal amount of $10,000 at the contractual conversion rate of $0.80 per share. 12,500 shares of common stock was issued to the holder.

F-11

Capital Art, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

On September 27, 2012, the Company issued 20,000 shares of common stock to an accredited investor for $16,000 in cash, or a per share price of $0.80.

In October 2012, the Company issued a total of 50,000 shares of common stock to accredited investors for $15,000, a share price of $0.30 per share.

On November 20, 2012, the Company issued 600,000 shares of common stock to an accredited investor for cash of $150,000 at a per share price of $0.25. The funds were paid to the estate of Frank Worth as part of the acquisition cost for the rights to the photographs owned by the estate.

On November 20, 2012, the Company received $10,000 in cash for 60,000 shares of its common stock from an accredited investor, or $0.167 per share.

On December 28, 2012, an accredited investor was issued 40,000 shares of common stock for $10,000 in cash, or a per share price of $0.25.

During 2013 and 2012, a shareholder made short term, interest free advances to the Company. The Company recorded imputed interest at a rate of 5% on these amounts and recorded a total of $2,797 and $2,051, respectively, to Additional Paid in Capital.

During 2013 and 2012, officers of the Company waived compensation for their services. The Company imputed compensation in the amounts of $6,000 and $3,000 for these periods, respectively, recorded to Additional Paid in Capital.

During March and August, 2013, the Company conducted a private placement offering to certain accredited investors under Rule 506.  As a result of the offering, the Company received subscriptions in the total amount of $125,000 and 500,000 shares were issued.

On October 21, 2013, 200,000 shares of commons stock were issued in exchange for commissions related to the acquisition of the rights to photographs owned by the Frank Worth estate with a valuation of $220,000, or $1.10 per share.

Note 7:  Income Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net deferred tax liabilities consist of the following components as of December 31, 2013 and December 31, 2012:

	2013	2012
Deferred tax assets:
NOL Carryover	$191,000	$186,600
Allowance for Doubtful Accounts	–	–
Related Party Accruals	13,000	–
Deferred tax liabilities
Depreciation and Amortization	–	–

Valuation Allowance	(204,000)	(186,600)
Net deferred tax asset	$–	$–

F-12

Capital Art, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

The income tax provision differs from the amount of income tax determined by applying the U.S. federal tax rate to pretax income from continuing operations for the years ended December 31, 2013 and December 31, 2012 due to the following:

	2013	2012

Book Loss	$(21,300)	$(116,200)
Meals and Entertainment	900	1,700
Debt Conversion Expense	–	80,400
Penalties	2,700	3,600
Other	3,400	2,000
Related Party Interest	3,500	3,400
Gain on Settlement of Debt	–	(39,000)
Valuation Allowance	10,800	64,100
	$–	$–

At December 31, 2013, the Company had net operating loss carry forwards of approximately $490,000 that may be offset against future taxable income from the year 2014 through 2034. No tax benefit has been reported in the December 31, 2013 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carry forwards may be limited as to use in future years.

The Company accounts for income taxes in accordance with Accounting Standards Codification Topic 740, Income Taxes (“Topic 740”), which requires the recognition of deferred tax liabilities and assets at currently enacted tax rates for the expected future tax consequences of events that have been included in the financial statements or tax returns.  A valuation allowance is recognized to reduce the net deferred tax asset to an amount that is more likely than not to be realized.

Topic 740 provides guidance on the accounting for uncertainty in income taxes recognized in a company’s financial statements.  Topic 740 requires a company to determine whether it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. If the more-likely-than-not threshold is met, a company must measure the tax position to determine the amount to recognize in the financial statements.

At the adoption date of January 1, 2008, the Company had no unrecognized tax benefit which would affect the effective tax rate if recognized.

The Company includes interest and penalties arising from the underpayment of income taxes in the statements of operation in the provision for income taxes.  As of December 31, 2013, the Company had no accrued interest or penalties related to uncertain tax positions.

The Company files income tax returns in the U.S. federal jurisdiction and in the state of Delaware.  The Company is currently subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities since inception of the Company. The Company has not filed federal income tax returns from inception, including the years ended December 31, 2013 and 2012.

Note 8:  Lease Commitments

The Company has no capital leases subject to the Capital Lease guidelines in the FASB Accounting Standards Codification.  Rental expenses incurred for operating leases during 2013 and 2012 were $17,787 and $32,284.  The Company had one operating lease for office space of approximately 1,500 square feet in Culver City, CA that was terminated August 1, 2012.   The Company rents office space on a month-to-month basis in Brooklyn, NY.

F-13

Capital Art, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 9: Recent Accounting Pronouncements

The Company reviews all of the Financial Accounting Standard Board’s updates periodically to ensure the Company’s compliance of its accounting policies and disclosure requirements to the Codification Topics. The Company has determined there were no new accounting pronouncements issued during the twelve months ended December 31, 2013 and December 31, 2012 that the Company believes are applicable or would have a material impact on the consolidated financial statements of the Company.

Note 10:  Employment Agreements

On October 3, 2013, the Company entered into an Employment Agreement with an employee for a term of twenty-six months, expiring on December 31, 2015.  The agreements specified increasing annual salary amounts, car allowances, participation in benefit plans, vacations, and stock option plans, and severance benefits.

The following is a schedule by year of the future minimum salary payments related to this employment agreement:

2013	$50,000
2014	55,000
2015	70,000
Total	$175,000

Note 11:  Subsequent Events

The Company evaluated subsequent events pursuant to ASC 855 and has determined there are the following events to disclose:

On February 1, 2014, the Company executed a consulting agreement for services. The agreement specifies issuance of 500,000 shares of common stock for execution of the agreement and 3,500,000 shares for introduction of a strategic business partner. On February 1, 2014, the shares for execution were issued and valued at a market price of $0.20, for a value of $100,000. On each of August 29, 2014 and October 15, 2014, 875,000 shares were issued at a market price of $0.16 per share and professional services expense was recorded in the amount of $140,000 for each issuance. On November 24, 2014, an additional issuance of 875,000 shares was made and an expense recorded in the amount of $175,000, or a market price of $0.20. A final issuance of 875,000 shares is due to be issued in 2015.

On February 7, 2014, the board of directors authorized issuance of shares of common stock to certain directors and employees in recognition of their service for projects. A total of 3,380,000 shares were issued at a market price of $0.20 per share and compensation expense was recorded in the amount of $676,000.

On February 7, 2014, 400,000 shares of common stock was issued to Norman Solomon, a former officer of the Company as services for the acquisition of the rights to photographs owned by the Frank Worth estate. The shares were valued at a market price of $0.20 and $440,000 of accrued expenses were extinguished.

On February 7, 2014, 1,000,000 shares of common stock were issued for services valued at $200,000, or $0.20 per share.

On February 7, 2014 the Company issued 4,000 shares of common stock as a charitable donation valued at $800, or $0.20 per share.

As discussed in Note 5: Related Party Payables, a shareholder of the Company has various notes and advances outstanding for loans made to the Company that were unpaid as of December 31, 2013. The shareholder agreed to convert the outstanding amounts for 8,000,000 shares of common stock in July 2014.

F-14

Capital Art, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

In July 2014, an employee agreed to convert outstanding amounts recorded as accounts payable in the aggregate amount of $8,183 to 163,664 shares of common stock at a conversion rate of $0.05 per share. The market price of the shares on the date of the agreement was $63,828, or $0.39 per share, and a $55,645 loss on settlement of debt was recorded.

On August 1, 2014, the Company issued 200,000 shares of common stock for services valued at $78,000, or $0.39 per share.

On August 1, 2014, the Company agreed to issue 20,000,000 shares of common stock for $1,000,000 in cash, or $0.05 per share, with payment made in four tranches of $250,000 each on specific dates. On August 29, 2014 and October 15, 2014, payments of $250,000 each was received and 5,000,000 shares were issued on each date. On November 24, 2014, an additional payment of $200,000 was received and 4,000,000 shares were issued. An additional payment of $209,000 was received in January 2015 and no shares have been issued. The remaining $91,000 has not yet been received.

On August 14, 2014, 2,000,000 shares were issued for a consulting contract with a term of twelve months. The value of the services is $320,000, or $0.16 per share.

On August 15, 2014, the Company issued 100,000 shares for services valued at $16,000, or $0.16 per share.

On August 16, 2014, the Company executed a consulting agreement for strategic management services payable with up to 5,500,000 shares of the Company’s common stock over the term of the agreement. On each of August 29, 2014 and October 15, 2014, the Company issued 1,375,000 shares with a value of $220,000, or $0.16 per share. On November 24, 2014, the Company issued 1,100,000 shares valued at $220,000, or $0.20 per share. The total expense recognized for the contract to date is $660,000.

On September 3, 2014, 250,000 shares of common stock were issued for legal services with a value of $40,000, or $0.16 per share.

On September 30, 2014, an officer and director of the Company was issued 211,472 shares of common stock for services. The market value of the stock issuance was $82,474, or $0.39 per share on the date of the issuance and the full amount was recognized as expense.

On October 8, 2014, the Company concluded an Asset Purchase Agreement with Movie Star News, LLC (“MSN”) to acquire a collection consisting of approximately 100,000 negatives, certain other negatives including the Bettie Page collection and approximately 1 million 8" by 10" Black & White Photographs, including all Copyrights owned by MSN for the collection in exchange for 256,400,226 shares of common stock of the Company.

On October 10, 2014, the Company leased approximately 4,606 square feet of commercial space in Las Vegas, NV for a term of 60 months beginning November 1, 2014. The monthly base rent, on a triple net basis, is $0.71 per square foot for the first twelve months, increasing 3% each year on the anniversary date.

On November 12, 2014, the Frank Worth Estate agreed to accept $155,000 and 200,000 shares of the Company’s common stock, $30,000 payable on execution and the remainder payable on or before May 31, 2015, in exchange for sole and exclusive, world-wide, royalty free rights to all negatives, prints, products and other materials the Company possesses including the use of the Frank Worth seal, Frank Worth’s name, likeness, publications and biography plus merchandising and selling rights. No payments have been made and no stock has been issued to date.

F-15

Capital Art, Inc.

Consolidated Balance Sheets

September 30, 2014 (unaudited) and December 31, 2013 (audited)

ASSETS	9/30/2014	12/31/2013
Current Assets:
Cash	$177,816	$2,188
Accounts Receivable, net	–	22,846
Prepaid Expenses	330,000	–
Total Current Assets	507,816	25,034

Intangible Assets	2,915,000	2,915,000
Total Assets	$3,422,816	$2,940,034

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts Payable	$10,264	$14,523
Accrued Expenses	23,934	455,968
Accrued Salaries and Taxes Payable	–	72,190
Related Party Payables	8,603	230,032
Total Current Liabilities	42,801	772,713

Total Liabilities	42,801	772,713

Stockholders’ Equity (Deficit)
Common Stock, $0.0001 par value, 450,000,000 shares authorized; 42,348,057 and 18,888,921 shares issued and outstanding, respectively	4,235	1,889
Additional Paid in Capital	12,822,783	9,866,635
Accumulated Deficit	(9,447,003)	(7,701,203)
Total Stockholders’ Equity (Deficit)	3,380,015	2,167,321

Total Liabilities & Stockholders’ Equity (Deficit)	$3,422,816	$2,940,034

The accompanying notes are an integral part of these consolidated financial statements

F-16

Capital Art, Inc.

Consolidated Statements of Operations

Periods Ended September 30, 2014 and 2013 (unaudited)

	Three Months Ending		Nine Months Ending
	9/30/2014	9/30/2013	9/30/2014	9/30/2013
Revenues:
Product Sales	$31,360	$34,325	$88,392	$152,155
Licensing & Royalties	583	1,146	4,497	5,464
Total Revenues	31,943	35,471	92,889	157,619

Cost of Sales	28,409	36,755	61,910	85,719

Gross Profit	3,534	(1,284)	30,979	71,900

Operating Expenses:
Professional Services	633,416	(208)	938,938	2,564
Rent Expense	3,415	4,087	13,665	11,082
Marketing & Sales	9,090	4,224	20,103	10,638
Salaries and Related Expenses	22,050	17,495	729,429	50,002
Other General & Administrative	4,134	7,112	13,506	21,673
Total Operating Expenses	672,105	32,710	1,715,641	95,959

Loss from Operations	(668,571)	(33,994)	(1,684,662)	(24,059)

Other Income (Expense):
Other Income	8	–	8	–
Interest Expense – Related Parties	(169)	(2,367)	(5,500)	(8,048)
Gain (loss) on extinguishment of debt	(55,646)	–	(55,646)	–
Net Other Income (Expense)	(55,807)	(2,367)	(61,138)	(8,048)

Loss before Income Tax Expense	(724,378)	(36,361)	(1,745,800)	(32,107)

Income Tax Expense	–	–	–	–

Net Loss	$(724,378)	$(36,361)	$(1,745,800)	$(32,107)

Net Loss per common share	$(0.03)	$(0.00)	$(0.09)	$(0.00)

Weighted average shares outstanding	21,484,030	18,188,921	19,763,463	18,496,247

The accompanying notes are an integral part of these consolidated financial statements

F-17

Capital Art, Inc.

Consolidated Statement of Stockholders' Equity (Deficit)

Year Ended December 31, 2013 (audited) and the Period Ended September 30, 2014 (unaudited)

	Common Stock		Additional	Accumulated
	Shares	Amount	Paid in Capital	Deficit	Total
Balance, December 31, 2012	18,188,921	$1,819	$9,512,908	$(7,646,460)	$1,868,267

Common Stock Issued for Cash	500,000	50	124,950	–	125,000
Common Stock Issued for Asset	200,000	20	219,980	–	220,000
Imputed Salary Expense	–	–	6,000	–	6,000
Imputed Interest Expense	–	–	2,797	–	2,797
Net Loss	–	–	–	(54,743)	(54,743)
Balance, December 31, 2013	18,888,921	1,889	9,866,635	(7,701,203)	2,167,321

Common Stock Issued for Cash	5,000,000	500	249,500	–	250,000
Common Stock Issued for Other Liabilities	563,664	56	503,773	–	503,829
Common Stock Issued for Compensation	3,380,000	338	675,662	–	676,000
Common Stock Issued for Related Party Debt Conversion	8,000,000	800	323,579	–	324,379
Common Stock Issued for Services	4,511,472	451	876,023	–	876,474
Common Stock Issued for Prepaid Expenses	2,000,000	200	319,800		320,000
Common Stock Issued for Donation	4,000	1	799		800
Imputed Salary Expense	–	–	6,375	–	6,375
Imputed Interest Expense	–	–	637		637
Net Loss	–	–	–	(1,745,800)	(1,745,800)

Balance, September 30, 2014	42,348,057	$4,235	$12,822,783	$(9,447,003)	$3,380,015

The accompanying notes are an integral part of these consolidated financial statements

F-18

Capital Art, Inc.

Consolidated Statements of Cash Flows

Nine Months Ended September 30, 2014 and 2013 (unaudited)

Cash Flows from Operating Activities:	9/30/2014	9/30/2013
Net Loss	$(1,745,800)	$(32,107)
Adjustments to reconcile net loss to net cash provided in operating activities:
Issuance of Common Stock for Services	876,474	–
Issuance of Common Stock for Donation	800	–
Stock Compensation Expense	676,000	–
Gain on Extinguishment of Debt	55,646	–
Imputed Officer Compensation	6,375	4,500
Imputed Related Party Interest	637	1,307

Decrease (increase) in operating assets:
Accounts Receivable	22,846	(6,481)
Prepaid Expenses & Other Assets	(10,000)	–

Increase (decrease) in operating liabilities:
Accounts Payable	(4,259)	(12,772)
Accrued Salaries and Taxes Payable	(72,190)	15,635
Related Party Payables	(33,875)	6,741
Other Accrued Expenses	16,149	(70,982)
Net cash provided/(used) in operating activities	(211,197)	(94,159)

Cash Flows from Investing Activities:
Net cash provided/(used) by investing activities	–	–

Cash Flows from Financing Activities:
Sale of Common Stock	250,000	125,000
Proceeds from Related Party Debt	136,825	33,165
Payment of Related Party Debt	–	(75,000)
Net cash provided/(used) by financing activities	386,825	83,165

Net increase/(decrease) in cash	175,628	(10,994)
Beginning Cash Balance	2,188	14,520
Ending Cash Balance	$177,816	$3,526

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$–	$–
Cash paid for interest	$–	$–
Schedule of non-cash financing and investing activities:
Related party note converted to common stock	$324,379	$–
Conversion of other liabilities into common stock	$448,183	$–
Issuance of common stock for prepaids	$320,000	$–

The accompanying notes are an integral part of these consolidated financial statements

F-19

Capital Art, Inc.

Notes to Consolidated Financial Statements

September 30, 2014

Note 1:  The Company and Significant Accounting Policies

Organization and Nature of Business

Capital Art, Inc. (“CAPA”) sells and manages classic and contemporary, limited edition photographic images and reproductions, with a focus on iconic celebrity images. CAPA acquires editions and manages some of the most valuable iconic photographic images and internationally markets limited editions and reproductions created from the original negatives. The company also makes available images for publications and merchandizing.

The Company markets and distributes photographs that we own or manage to the art, editorial and commercial markets. CAPA also sells limited editions of its photographs through third-party galleries, art consultants, interior decorators and direct to consumers.

Our aim is to become a leading global photography marketing and distribution company by acquiring rights and ownership to collections of iconic photographs, and to establish worldwide wholesale and retail outlets as well as representations to sell our product lines through any channel of distribution the Company believes to be advantageous.

In June 2011, the Company opened a 1,500 square foot commercial gallery location in Culver City, CA to display and sell copies of the photographic images owned by the Company. There was insufficient sales generated at the location and it was closed in September 2012.

On May 9, 2011, Gleeworks, Inc. (“Gleeworks”) acquired (the “Acquisition”) Capital Art, LLC, pursuant to a business combination (the “Gleeworks Agreement”) whereby the entire outstanding member interest of Capital Art LLC was exchanged for 7.498 million shares of restricted common stock of Gleeworks on a one share for two units basis, representing approximately 51% of the shares issued and outstanding of Gleeworks. Prior to the Acquisition, Gleeworks operated a business engaged in the apparel industry.

Commensurate with the acquisition, Gleeworks changed its corporate name to “Capital Art, Inc.,” which became effective April 28, 2011. In addition, the Company assumed the business of Capital Art, LLC, in photographic images. Following the acquisition, Capital Art, LLC, became a wholly-owned and operating subsidiary of Capital Art, Inc.

Frank Worth Photographic Reproduction and Marketing Rights Agreement

On October 10, 2011, the Company entered into a memorandum of understanding (the “Frank Worth MOU”) as an interim agreement with the Estate of Frank Worth (the “Frank Worth Estate”) whereby the Frank Worth Estate agreed to exclusively grant the Company all rights in perpetuity to reproduce prints from Frank Worth negatives, to use of the Frank Worth name, signature and intellectual property in exchange for a 7.5% royalty on all revenue received by Capital Art from the sale of any and all Frank Worth prints, products and use whatsoever of Frank Worth’s name, likeness, story and biography. In connection with the Frank Worth MOU, the Company paid an aggregate of $50,000 in installments to the Frank Worth Estate to settle funds owed by the previous licensee, International Images Ltd., a UK company (“Images”).

Subsequently, on November 18, 2011, the Company and the Frank Worth Estate entered into a Photographic Reproduction and Marketing Rights Agreement (the “Frank Worth Reproduction Rights Agreement”). Pursuant to the Frank Worth Reproduction Rights Agreement, the Frank Worth Estate granted to the Company exclusive global reproduction rights to all negatives, prints, products and other materials from the Frank Worth collection, including the use of the Frank Worth Seal, Frank Worth’s name, likeness, publications and biography, plus merchandising and product selling rights as well as exclusive rights to the signature of the Frank Worth Estate’s executor (the “Executor”) in conjunction with any and all Certificates of Authenticity printed by the Company that accompany limited edition prints (the “Frank Worth Archive”). In consideration for the exclusive rights, the Company paid to the Frank Worth Estate a purchase price of $50,000 and agreed to make continuous payments of a monthly royalty amount of 7.5% of all net sales, with an annual minimum guarantee of $50,000. In June 2014, the Frank Worth Estate agreed to a reduced minimum royalty guarantee payment for 2013 and 2014 to the amount of $30,000 for each year. The Frank Worth Reproduction Rights Agreement also granted the Company a right to buyout the exclusive agreement from the Frank Worth Estate at any time for $250,000.

On November 12, 2014, the Frank Worth Estate agreed to accept $155,000 and 200,000 shares of the Company’s common stock, $30,000 payable on execution and the remainder payable on or before May 31, 2015, in exchange for sole and exclusive, world-wide, royalty free rights to all negatives, prints, products and other materials the Company possesses including the use of the Frank Worth seal, Frank Worth’s name, likeness, publications and biography plus merchandising and selling rights.

Frank Worth Collection and Daniel Furon Collection Purchase Agreement

On December 21, 2011, the Company entered into an agreement (the “Worth and Furon Purchase Agreement”) with International Images and Birchley Limited, a UK company (“Birchley”) whereby the Company obtained from Images rights to the negatives, images, photographs and all other interests in (i) approximately 7,500 images and approximately 5,500 negatives of the Frank Worth Collection (the “Frank Worth Collection”) and 50 Daniel Furon images (the “Daniel Furon Collection,” and together with the Frank Worth Collection, the “Collections”) in exchange for 1,000,000 shares of the Company’s common stock. Also pursuant to the Worth and Furon Purchase Agreement, Birchley, which held a security interest in the Collections, consented to the acquisition on the condition that Birchley would retain title until receipt of $200,000 (of an aggregate of $400,000) and 600,000 shares of common stock in the Company.

Subsequently on February 28, 2013, the Company, Images and Birchley entered into a deed of variation (the “Amendment”) of the Worth and Furon Purchase Agreement whereby Birchley repaid $100,000 of $150,000 paid to the Company under the Worth and Furon Purchase Agreement and the Company issued an additional 400,000 shares of common stock to Birchley. Upon receipt of such shares, Birchley released the title to the Collections.

F-20

Capital Art, Inc.

Notes to Consolidated Financial Statements

September 30, 2014

Movie Star News, LLC, Acquisition

On October 8, 2014, the Company concluded an Asset Purchase Agreement with Movie Star News, LLC (“MSN”) to acquire a collection consisting of approximately 100,000 negatives, certain other negatives including the Bettie Page collection and approximately 1 million 8" by 10" Black & White Photographs, including all Copyrights owned by MSN for the collection.

Financial Statement Preparation

The Company’s Financial Statements are prepared in accordance with accounting principles generally accepted in the United States of America. These require the use of estimates and assumptions that affect the assets, liabilities, revenues and expenses reported in the financial statements, as well as amounts included in the notes thereto, including discussion and disclosure of contingent liabilities. Although the Company uses its best estimates and judgments, actual results could differ from these estimates as future confirming events occur.

Principles of Consolidation

The consolidated financial statements include the financial statements of the Company, and its 100% owned subsidiary: Capital Art LLC.  All inter-company balances and transactions have been eliminated in consolidation.

Liquidity

Historically, the Company has incurred net losses. As of September 30, 2014, the Company had an accumulated deficit of $9,477,003 and total stockholders’ equity of $3,380,015. At September 30, 2013, the Company had current assets of $507,816, including cash of $177,816, and current liabilities of $42,801, resulting in a working capital of $465,015. For the nine months ended September 30, 2014, the Company reported a net loss of $1,745,800, including loss on conversion of debt to equity of $55,646 and consulting services paid with issuance of common stock in the amount of $876,474, and net cash used by operating activities of $211,197. As discussed in Note 9: Subsequent Events, the Company has received an additional $659,000 from sales of equity to an accredited investor. Management believes that its sales, cash provided by operations, together with funds available from investors, will be sufficient to fund planned operations for the next twelve months. However, there can be no assurance that operations and operating cash flows will continue at the current levels or improve in the near future. If the Company is unable to obtain profitable operations and positive operating cash flows sufficient to meet scheduled debt obligations, it may need to seek additional funding or be forced to scale back its development plans or to significantly reduce or terminate operations.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Cash Equivalents

The Company considers all highly liquid debt instruments with initial maturities of three months or less to be cash equivalents.

Revenue Recognition

The Company recognized revenue related to product sales when (i) the seller’s price is substantially fixed, (ii) shipment has occurred causing the buyer to be obligated to pay for product, (iii) the buyer has economic substance apart from the seller, and (iv) there is no significant obligation for future performance to directly bring about the resale of the product by the buyer as required by Revenue Recognition Topic 605 of the FASB Accounting Standards Codification.

 Revenues associated with the sale of products are recorded when shipped to customers pursuant to approved customer purchase orders resulting in the transfer of title and risk of loss.  Cost of sales, rebates and discounts are recorded at the time of revenue recognition or at each financial reporting date.

The Company’s other revenue represent payments based on net sales from brand licensees for content reproduction rights.  These license agreements are held in conjunction with third parties that are responsible for collecting fees due and remitting to the Company its share after expenses. Revenue from licensed products is recognized when realized or realizable based on royalty reporting received from licensees.

F-21

Capital Art, Inc.

Notes to Consolidated Financial Statements

September 30, 2014

Shipping and Handling

The Company records shipping and handling expenses in the period in which they are incurred and are included in the Cost of Goods Sold.

Inventories

Inventories are stated at the lower of cost (average) or market and consist of finished goods.  There is no inventory on hand.

Intangible Assets

Intangible Assets acquired, either individually or with a group of other assets, are initially recognized and measured based on fair value.  In the acquisition of the assets from the Frank Worth Estate, an independent appraisal conducted by a qualified third party.

The Company reviews all intangible assets with an indefinite useful life annually in accordance with ASC 350-35-18 to determine if the value might be impaired by comparing the fair value of the intangible asset to its carrying value At September 30, 2014 and December 31, 2013, it was determined that no impairment existed.

Income Taxes

Deferred income tax assets and liabilities are recognized based on differences between the financial statement and tax basis of assets and liabilities using presently enacted tax rates. At each balance sheet date, the Company evaluates the available evidence about future taxable income and other possible sources of realization of deferred tax assets, and records a valuation allowance that reduces the deferred tax assets to an amount that represents management’s best estimate of the amount of such deferred tax assets that more likely than not will be realized.

Advertising Costs

The Company’s marketing and sales costs are primarily related to advertising, trade shows, public relation fees and production and distribution of collateral materials. In accordance with the FASB Topic 720-35 regarding Advertising Costs, the Company expenses advertising costs in the period in which the expense is incurred. Marketing and Sales costs incurred by licensees are borne fully by the licensee and are not the responsibility of the Company. Advertising expense for the three months ended September 30, 2014 and 2013 were $455 and $454, respectively. For the nine months ended September 30, 2014 and 2013, the expense recognized was $809 and $1,878, respectively.

Allowance for Sales Returns

An Allowance for Sales Returns is estimated based on average sales during the previous year.  Based on experience, sales growth, and our customer base, the Company concluded that the allowance for sales returns at September 30, 2014 and December 31, 2013 should be $0 and $0, respectively.

Concentration of Risk

The Company’s cash and cash equivalents are maintained at one financial institution and from time to time the balances for this account exceed the Federal Deposit Insurance Corporation’s (“FDIC’s”) insured amount. Balances on interest bearing deposits at banks in the United States are insured by the FDIC up to $250,000 per institution. As of September 30, 2014 and December 31, 2013, there were no uninsured balances.

For nine months ended September 30, 2014, the revenue from three customers comprised 14.5%, 11.7% and 11.7%, respectively, of the Company’s total revenue. These accounts made up 0%, 0% and 0% of the total accounts receivable balance at September 30, 2014.   For nine months ended September 30, 2013, the revenue from two customers comprised 26.5% and 11.3% of the Company’s total revenue. Those two major customers made up 0% and 26.1% of the total accounts receivable balance at September 30, 2013, respectively. The major customer for the nine months ended September 30, 2014 is not necessarily the same as one of the major customers at September 30, 2013. There is significant financial risk associated with a dependence upon a small number of customers. The Company periodically assesses the financial strength of these customers and establishes allowances for any anticipated bad debt. At September 30, 2014 and December 31, 2013, no allowance for bad debt or bad debt expense has been recorded for the major customers.

Earnings Per Share

Basic earnings (loss) per common share (“EPS”) is calculated by dividing net loss by the weighted average number of common shares outstanding for the period. Diluted EPS is calculated by dividing net loss by the weighted average number of common shares outstanding, plus the assumed exercise of all dilutive securities using the treasury stock or “as converted” method, as appropriate. During periods of net loss, all common stock equivalents are excluded from the diluted EPS calculation because they are antidilutive. The Company had no dilutive securities outstanding as of September 30, 2014.

F-22

Capital Art, Inc.

Notes to Consolidated Financial Statements

September 30, 2014

Fair value of financial instruments

The carrying amounts of cash, receivables and accrued liabilities approximate fair value due to the short-term maturity of the instruments.

Litigation

We are not a party to any legal or administrative proceedings, other than routine legal activities incidental to our business that we do not believe, individually or in the aggregate, would be likely to have a material adverse effect on our financial condition or results of operations.

Note 1:  Intangible Assets

The Company has intangible assets used in the creation of revenue is as follows as of September 30, 2014 and December 31, 2013:

	9/30/2014	12/31/2013
Frank Worth Collection	$2,915,000	$2,915,000
Intangible Assets	$2,915,000	$2,915,000

Pursuant to FASB Accounting Standards Codification regarding Topic 350, Intangible Assets, intangible asset(s) acquired, either individually or with a group of other assets shall be initially recognized and measured based on fair value.  In the acquisition of the rights obtained to assets from the Frank Worth Estate, fair value was calculated using an independent appraisal conducted by a qualified third party. The assets were recorded at $2,915,000, the total purchase price. The rights purchased for the Frank Worth collection are perpetual as long as the terms of royalty payments are met. As a result, the Company has determined these assets have an indefinite useful life and are not subject to amortization.

The Company reviews all intangible assets with an indefinite useful life annually in accordance with ASC 350-35-18 to determine if the value might be impaired by comparing the fair value of the intangible asset to its carrying value. At September 30, 2014 and December 31, 2013, it was determined that no impairment existed.

Note 2:  Accrued Expenses

Accrued but unpaid salaries and payroll taxes total $0 and $72,190 as of September 30, 2014 and December 31, 2013, respectively. Other accrued liabilities totaling $23,934 and $455,968 as of September 30, 2014 and December 31, 2013 are as follows:

	9/30/2014	12/31/2013
Royalties Payable	$22,500	$12,966
Accrued Frank Worth collection commission expense	–	440,000
Other Accrued Expenses	1,434	3,002
Total Accrued Expenses	$23,934	$455,968

F-23

Capital Art, Inc.

Notes to Consolidated Financial Statements

September 30, 2014

Note 3:  Related Party Payables

As of December 31, 2013 and 2012, the Company had the following related party payables outstanding:

	9/30/2014	12/31/2013
Note Payable - Related Party; 5% interest	$–	$150,000
Accrued Interest - Related Party Note Payable	–	33,321
Loan Payable - Related Party; imputed interest at 5%	–	7,973
Accounts Payable - Related Party	–	38,738
Advance Payable	8,603	–
Total Notes Payable	8,603	230,032
Less: Current Portion	(8,603)	(230,032)
Long Term Portion	$–	$–

On September 15, 2009, Klaus Moeller, a shareholder, loaned $150,000 to the Company at an interest rate equal to 5% per annum as a long term note payable.  The funds were borrowed from Mr. Moeller in order to provide working capital to the Company. Subsequent agreements extended the maturity date to September 14, 2014. The amount due to Mr. Moeller as of September 30, 2014 and December 31, 2013 includes $0 and $33,321 in accrued but unpaid interest, respectively. On July 14, 2014, Mr. Moeller converted the principal of $150,000, plus accrued but unpaid interest in the amount of $0, to 4,000,000 shares of the Company’s common stock at an average price of $0.047 per share.

Mr. Moeller provided short term, interest free, loans to the Company at various times during the years 2009 through 2014. The amount due to Mr. Moeller on these loans as of September 30, 2014 and December 31, 2013 is $0 and $7,973, respectively. In accordance with Topic 835 - Imputation of Interest, imputed interest was calculated for a market rate of 5% for the nine months ended September 30, 2014 and 2013, resulting in Additional Paid in Capital contribution of $637 and $1,307, respectively.

Mr. Moeller paid expenses on behalf of the Company which resulted in related party accounts payable as of September 30, 2014 and December 31, 2013 in the amounts of $0 and $38,738, respectively.

On July 31, 2014, Mr. Moeller agreed to convert up to $200,000 in outstanding related party payables for the issuance of 4,000,000 shares of the Company’s common stock. The amount converted was $136,195.

A company related to Mr. Moeller made short term advances of cash to the Company in 2014. The amount due as of September 30, 2014 and December 31, 2013 was $8,603 and $0, respectively.

Note 4:  Stockholders’ Equity

The total number of authorized shares of common stock is 450,000,000 shares of $0.001 par value. As of September 30, 2014 and December 31, 2013, there were 42,348,057 and 18,888,921 shares of common stock outstanding, respectively.

The Company has 50,000,000 shares of preferred stock authorized with a par value of $0.001. The Board of Directors is authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series. Each series of preferred stock will have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights. As of September 30, 2014, no shares were outstanding and the Board of Directors has not authorized issuance of preferred shares.

F-24

Capital Art, Inc.

Notes to Consolidated Financial Statements

September 30, 2014

During 2013 and 2012, a shareholder made short term, interest free advances to the Company. The Company recorded imputed interest at a rate of 5% on these amounts and recorded a total of $637 for the nine months ended September 30, 2014 and $2,797 for the year ended December 31, 2013 to Additional Paid in Capital.

During the nine months ended September 30, 2014 and the twelve months ended December 31, 2013, officers of the Company waived compensation for their services. The Company imputed compensation in the amounts of $6,375 and $6,000 for these periods, respectively, recorded to Additional Paid in Capital.

During March and August, 2013, the Company conducted a private placement offering to certain accredited investors under Rule 506.  As a result of the offering, the Company received subscriptions in the total amount of $125,000 and 500,000 shares were issued.

On October 21, 2013, 200,000 shares of commons stock were issued in exchange for commissions related to the acquisition of the rights to photographs owned by the Frank Worth estate with a valuation of $220,000, or $1.10 per share.

On February 1, 2014, the Company executed a consulting agreement for services. The agreement specifies issuance of 500,000 shares of common stock for execution of the agreement and 3,500,000 shares for introduction of a strategic business partner. On February 1, 2014, the shares for execution were issued and valued at a market price of $0.20, for a value of $100,000. On each of August 29, 2014 and October 15, 2014, 875,000 shares were issued at a market price of $0.16 per share and professional services expense was recorded in the amount of $140,000 for each issuance. On November 24, 2014, an additional issuance of 875,000 shares was made and an expense recorded in the amount of $175,000, or a market price of $0.20. A final issuance of 875,000 shares is due to be issued in 2015.

On February 7, 2014, the board of directors authorized issuance of shares of common stock to certain directors and employees in recognition of their service for projects. A total of 3,380,000 shares were issued at a market price of $0.20 per share and compensation expense was recorded in the amount of $676,000.

On February 7, 2014, 400,000 shares of common stock was issued to Norman Solomon, a former officer of the Company as services for the acquisition of the rights to photographs owned by the Frank Worth estate. The shares were valued at a market price of $0.20 and $440,000 of accrued expenses were extinguished.

On February 7, 2014, 1,000,000 shares of common stock were issued for services valued at $200,000, or $0.20 per share.

On February 7, 2014 the Company issued 4,000 shares of common stock as a charitable donation valued at $800, or $0.20 per share.

As discussed in Note 3: Related Party Payables, a shareholder of the Company has various notes and advances outstanding for loans made to the Company that were unpaid as of December 31, 2013. The shareholder agreed to convert the outstanding amounts for 8,000,000 shares of common stock in July 2014.

In July 2014, an employee agreed to convert outstanding amounts recorded as accounts payable in the aggregate amount of $8,183 to 163,664 shares of common stock at a conversion rate of $0.05 per share. The market price of the shares on the date of the agreement was $63,828, or $0.39 per share, and a $55,645 loss on settlement of debt was recorded.

On August 1, 2014, the Company issued 200,000 shares of common stock for services valued at $78,000, or $0.39 per share.

On August 1, 2014, the Company agreed to issue 20,000,000 shares of common stock for $1,000,000 in cash, or $0.05 per share, with payment made in four tranches of $250,000 each on specific dates. On August 29, 2014 and October 15, 2014, payments of $250,000 each was received and 5,000,000 shares were issued on each date. On November 24, 2014, an additional payment of $200,000 was received and 4,000,000 shares were issued. An additional payment of $209,000 was received in January 2015 and no shares have been issued. The remaining $91,000 has not yet been received.

On August 14, 2014, 2,000,000 shares were issued for a consulting contract with a term of twelve months. The value of the services is $320,000, or $0.16 per share.

On August 15, 2014, the Company issued 100,000 shares for services valued at $16,000, or $0.16 per share.

On August 16, 2014, the Company executed a consulting agreement for strategic management services payable with up to 5,500,000 shares of the Company’s common stock over the term of the agreement. On each of August 29, 2014 and October 15, 2014, the Company issued 1,375,000 shares with a value of $220,000, or $0.16 per share. On November 24, 2014, the Company issued 1,100,000 shares valued at $220,000, or $0.20 per share. The total expense recognized for the contract to date is $660,000.

F-25

Capital Art, Inc.

Notes to Consolidated Financial Statements

September 30, 2014

On September 3, 2014, 250,000 shares of common stock were issued for legal services with a value of $40,000, or $0.16 per share.

On September 30, 2014, an officer and director of the Company was issued 211,472 shares of common stock for services. The market value of the stock issuance was $82,474, or $0.39 per share on the date of the issuance, and the full amount was recognized as expense.

Note 5:  Income Taxes

The Company accounts for income taxes in accordance with Accounting Standards Codification Topic 740, Income Taxes (“Topic 740”), which requires the recognition of deferred tax liabilities and assets at currently enacted tax rates for the expected future tax consequences of events that have been included in the financial statements or tax returns.  A valuation allowance is recognized to reduce the net deferred tax asset to an amount that is more likely than not to be realized.

Topic 740 provides guidance on the accounting for uncertainty in income taxes recognized in a company’s financial statements.  Topic 740 requires a company to determine whether it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position.  If the more-likely-than-not threshold is met, a company must measure the tax position to determine the amount to recognize in the financial statements.

At the adoption date of January 1, 2008, the Company had no unrecognized tax benefit which would affect the effective tax rate if recognized.

The Company includes interest and penalties arising from the underpayment of income taxes in the statements of operation in the provision for income taxes.  As of September 30, 2014 and December 31, 2013, the Company had no accrued interest or penalties related to uncertain tax positions.

The Company files income tax returns in the U.S. federal jurisdiction and in the state of Delaware. The Company is currently subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities since inception of the Company. The Company has not filed federal income tax returns from inception, including the years ended December 31, 2013 and 2012.

Note 6:  Lease Commitments

The Company has no capital leases subject to the Capital Lease guidelines in the FASB Accounting Standards Codification.  Rental expenses incurred for operating leases during the three months ended September 30, 2014 and 2013, the expense totaled $$3,415 and 4,087, respectively, and for the nine months ended September 30, 2014 and 2013 was $13,665 and $11,082. The Company rents office space on a month-to-month basis in Brooklyn, NY.

On October 10, 2014, the Company leased approximately 4,606 square feet of commercial space in Las Vegas, NV for a term of 60 months beginning November 1, 2014. The monthly base rent, on a triple net basis, is $0.71 per square foot for the first twelve months, increasing 3% each year on the anniversary date.

Note 7: Recent Accounting Pronouncements

The Company reviews all of the Financial Accounting Standard Board’s updates periodically to ensure the Company’s compliance of its accounting policies and disclosure requirements to the Codification Topics. The Company has determined there were no new accounting pronouncements issued during the nine months ended September 30, 2014 and the twelve months ended December 31, 2013 that the Company believes are applicable or would have a material impact on the consolidated financial statements of the Company.

Note 8:  Employment Agreements

On October 3, 2013, the Company entered into an Employment Agreement with an employee for a term of twenty-six months, expiring on December 31, 2015. The agreements specified increasing annual salary amounts, car allowances, participation in benefit plans, vacations, and stock option plans, and severance benefits.

F-26

Capital Art, Inc.

Notes to Consolidated Financial Statements

September 30, 2014

The following is a schedule by year of the future minimum salary payments related to this employment agreement:

2014	$17,500
2015	70,000
Total	$87,500

Note 9:  Subsequent Events

The Company evaluated subsequent events pursuant to ASC 855 and has determined there are the following events to disclose:

As discussed in Note 4: Stockholders’ Equity, on August 1, 2014, the Company agreed to issue 20,000,000 shares of common stock for $1,000,000 in cash, or $0.05 per share, with payment made in four tranches of $250,000 each on specific dates, $250,000 of which was received on August 29, 2014. On October 15, 2014, a payment of $250,000 was received and 5,000,000 shares were issued. On November 24, 2014, an additional payment of $200,000 was received and 4,000,000 shares were issued. In January 2015 a payment of $209,000 was received and no shares have been issued. The remaining $91,000 has not been received.

As discussed in Note 4: Stockholders’ Equity, on August 16, 2014, the Company executed a consulting agreement for strategic management services payable with up to 5,500,000 shares of the Company’s common stock over the term of the agreement, of which 1,375,000 shares was issued for $220,000 on August 29, 2014. On October 15, 2014, the Company issued 1,375,000 shares with a value of $220,000, or $0.16 per share. On November 24, 2014, the Company issued 1,100,000 shares valued at $220,000, or $0.20 per share. The total expense recognized for the contract to date is $660,000.

On October 8, 2014, the Company concluded an Asset Purchase Agreement with Movie Star News, LLC (“MSN”) to acquire a collection consisting of approximately 100,000 negatives, certain other negatives including the Bettie Page collection and approximately 1 million 8" by 10" Black & White Photographs, including all Copyrights owned by MSN for the collection in exchange for 256,400,226 shares of common stock of the Company.

On October 10, 2014, the Company leased approximately 4,606 square feet of commercial space in Las Vegas, NV for a term of 60 months beginning November 1, 2014. The monthly base rent, on a triple net basis, is $0.71 per square foot for the first twelve months, increasing 3% each year on the anniversary date.

On February 1, 2014, the Company executed a consulting agreement for services. The agreement specifies issuance of 500,000 shares of common stock for execution of the agreement and 3,500,000 shares for introduction of a strategic business partner. On October 15, 2014, 875,000 shares were issued at a market price of $0.16 per share and professional services expense was recorded in the amount of $140,000. On November 24, 2014, an additional issuance of 875,000 shares was made and an expense recorded in the amount of $175,000, or a market price of $0.20. A final issuance of 875,000 shares is due to be issued in 2015.

On November 12, 2014, the Frank Worth Estate agreed to accept $155,000 and 200,000 shares of the Company’s common stock, $30,000 payable on execution and the remainder payable on or before May 31, 2015, in exchange for sole and exclusive, world-wide, royalty free rights to all negatives, prints, products and other materials the Company possesses including the use of the Frank Worth seal, Frank Worth’s name, likeness, publications and biography plus merchandising and selling rights. No payments have been made and no stock has been issued to date.

F-27